UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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MEDICAL PROPERTIES TRUST, INC.

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Not applicable.

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2022 PROXY STATEMENT

SOUTHERN CALIFORNIA HOSPITAL

Medical Properties Trust

AT THE VERY HEART OF HEALTHCARE.®

April 28, 2022

Dear Fellow Stockholder:

I would like to thank the tens of thousands of frontline workers in Medical Properties Trust hospitals worldwide for putting their lives on the line to ensure healthcare remained available to people all around the world. Hospitals demonstrated their critical and irreplaceable value in keeping the world safe and Medical Properties Trust is proud to have supported these organizations during these unprecedented times.

Following our record year for 2020, 2021 was another remarkable year in the almost 20-year history of Medical Properties Trust. Like most of the world, our offices were closed until October 4, 2021, forcing our people to work from their homes through video calls and in any way we could to keep moving forward. Despite these challenges, we have achieved back-to-back record performance over the past two years. I cannot stress enough how proud I am of the job all of our employees around the world have done during the worst pandemic we have seen in modern times.

During 2021, we closed on approximately $3.9 billion in acquisitions across five different countries with eight different operators, four of which were new operators. We now have 53 operators that manage over approximately 440 owned facilities worldwide and with no single property representing more than 3% of our portfolio. We achieved net income per share growth of 37% and generated year-over-year industry and sector leading Normalized FFO per share growth of 11%. We finished 2021 with a total return to stockholders of 14% and continued to outperform over the long-term, generating a 73% return over the past three years, outperforming the Dow Jones U.S. Real Estate Health Care Index by 46% for the same period. Our 661% return since our IPO in 2005 outperformed the Dow Jones U.S. Real Estate Health Care Index by 341% for the same period.

Our commitment to strong corporate and social responsibility continues to play an important role in our philosophy. We recently published our inaugural Corporate Responsibility Report highlighting our ESG program and initiatives. We are dedicated to protecting our environment and enhancing the lives of our employees and the communities in which we work. In recognition of our efforts, I am pleased to report that Medical Properties Trust was named as one of the best places to work by Modern Healthcare in 2021.

We entered 2022 in a very strong financial position, well poised to rapidly capitalize on value-generating opportunities that are aligned with our proven strategy. We recently closed a transaction with Macquarie Asset Management in which Macquarie acquired a 50% interest in a portfolio of eight Massachusetts-based general acute care hospitals originally acquired by Medical Properties Trust in 2016. The transaction generated a real estate gain of approximately $600 million, further validating the business plan and the groundwork we put in place for the past 20 years.

Please find enclosed our 2022 Proxy Statement. We hope that you will attend our 2022 annual meeting of stockholders, to be held on May 26, 2022. Details of the business to be conducted at the meeting are set forth in the accompanying Proxy Statement. In the event that you are unable to attend, however, we urge you to vote by mail, phone, or Internet, as further described in this Proxy Statement.

Thank you for your continued support of our company.

Best Regards,

Edward K. Aldag, Jr.

Chairman, President and Chief Executive Officer

Proxy Statement and Notice of 2022 Annual Meeting i

April 28, 2022

Attached you will find a notice of annual meeting and the Proxy Statement, which contain further information about the items to be voted on at the annual meeting and the annual meeting itself, including the different methods you can use to vote your proxy. Also enclosed are your proxy card, our 2021 Annual Report on Form 10-K, and our 2021 Annual Report to stockholders. Only stockholders of record at the close of business on March 29, 2022 are entitled to receive notice of, to attend, and to vote at the annual meeting and any adjournment thereof.

EVEN IF YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET, AT YOUR EARLIEST CONVENIENCE. This will not prevent you from voting your shares in person if you choose to attend the annual meeting.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

If any of your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares voted.

By Order of the Board of Directors,

Emmett E. McLean

Executive Vice President, Chief Operating Officer,

and Secretary

ii Proxy Statement and Notice of 2022 Annual Meeting

How to Vote

Your vote is important. You may vote your shares if you were a stockholder of record on March 29, 2022. If you are a registered owner you may vote using any of the following methods:

•	By Internet

 www.voteproxy.com

•	By Telephone

 1-800-PROXIES

 (1-800-776-9437)

•	By Mail

 Complete, sign, date and return your enclosed proxy card.

•	In Person

 At the Annual Meeting

If you own your shares through a bank, broker or other nominee, you should follow the voting instructions provided by your bank, broker or other nominee.

Proxy Statement and Notice of 2022 Annual Meeting iii

Proxy Summary

Performance Highlights

2021 reflected another remarkable year of performance where Medical Properties Trust (“MPT” or the “Company” or “we”) continued to build on our strong portfolio and execute on our expansive growth pipeline with robust acquisitions. Since 2019, MPT has experienced transformative growth under the leadership of our management team with stockholder value creation in excess of $5 billion. We are the first U.S. company of its kind to invest in hospitals globally, and we have established ourselves as a global leader in hospital real estate finance as the second largest non-governmental owner of hospitals in the world. The steady execution of our strategy and business plan continues to deliver market-leading financial performance and long-term value creation.

Proven Execution of MPT Strategy

Value-Added Transactions	Consecutive Years of Double-Digit FFO Growth		Transformative Growth
$3.9 Billion Acquisitions closed in 2021	37%	11%	28.9%
$12 Billion in Acquisitions closed since the beginning of 2019	Year-over-year growth in net income per share(1)	Year-over-year growth in Normalized Funds from Operations (“FFO”) per share(1)(3)	Fully Funded Investment CAGR since IPO

Continuous Tenant Diversification			Sustainable Future

17.8 Years Weighted-Average Lease and Loan Maturity

Stockholder Value Creation(2)

$5.4B	Stockholder Value Creation since 2019

$8.7B	Stockholder Value Creation since IPO

9	Consecutive Years of Annual Dividend Increases

3.7%	Dividend Growth In 2021

Total Stockholder Returns (“TSR”)

+14%	+73%

One-Year	Three-Year

+160%	+661%

Five-Year	Since-IPO

6	Consecutive Years of Annual TSR exceeding 9%

(1)	For the year ended December 31, 2021.

(2)	As of December 31, 2021.

(3)	Refer to Appendix A for our definition of FFO and Normalized FFO and a reconciliation of net income to FFO and Normalized FFO.

(4)	Refer to Appendix A for our definition of total pro forma gross assets and a reconciliation of total assets to total pro forma gross assets.

iv Proxy Statement and Notice of 2022 Annual Meeting

Proxy Summary

Executive Compensation Highlights

Pay-for-Performance

Our executive compensation program is designed to drive and reward performance over the long term and on an annual basis. The foundation of our program is to motivate and reward executives to execute on our business strategy tied to rigorous performance goals that ultimately result in significant value creation for our stockholders. The effectiveness of our executive compensation program is illustrated by the achievement of record performance, far surpassing our peers over the last several years, including:

◆	Strong TSR of 73%, outperforming the healthcare REIT industry by 46% since the beginning of 2019, which was the first year under the construct of our current compensation program

◆	Accretive acquisitions of over $12 billion since the beginning of 2019

◆	Growth in net income of 126% and Normalized FFO(1) of 118% over the past four years

We believe that our executive compensation program represents a balanced, pay-for-performance approach with only 6% of our CEO’s compensation guaranteed in the form of base salary and the majority of our equity awards (67% for our CEO) tied to the achievement of operational goals and subject to adjustment based on absolute and relative TSR performance.

(1)	Refer to Appendix A for our definition of FFO and Normalized FFO and a reconciliation of net income to FFO and Normalized FFO.

Key Compensation Practices

In addition to our strong commitment to pay-for-performance, our compensation program and practices also include the following key features:

Alignment with our business plan, which is built on accretive growth and strong balance sheet management

Majority of executive compensation tied to the achievement of rigorous performance goals

Majority of equity compensation is performance-based

No new employment agreements since 2003 with evergreen provisions, single-trigger change of control provisions or excise tax gross-up provisions

Appropriate balance between short-term and long-term incentive measures

Transparency with our stockholders on our compensation program, decisions and practices

Meaningful stockholder engagement and response to feedback

Anti-hedging and anti-pledging policies

Robust clawback policy that allows our Board of Directors (the “Board”) to recover cash and equity incentive compensation in the event of a financial restatement

Significant share ownership requirements including 6x base salary for the CEO and 4x base salary for other named executive officers (“NEOs”)

Engagement of an independent compensation consultant to advise the Compensation Committee of the Board on executive compensation matters

Strong Stockholder Support for our Executive Compensation Program

Our 2021 Say-on-Pay vote received over 95% support from our stockholders, which is consistent with our average Say-on-Pay vote results over the past five years as compared to approximately 90% in the overall REIT industry.

Our historical Say-on-Pay vote results affirm our stockholders’ consistent support for our Company’s executive compensation program. Over the past three years we have engaged with stockholders representing approximately 60% of our shares outstanding and, based on the feedback we received and our strong Say-on-Pay support in 2021, we maintained the core elements of our compensation program and made certain enhancements to reinforce our pay-for-performance alignment. We continue to monitor and review our compensation program, engage with our stockholders and make modifications as appropriate to maintain a best-in-class compensation program.

Proxy Statement and Notice of 2022 Annual Meeting v

Proxy Summary

Corporate Governance Highlights

Director Qualifications, Skills and Experience

Our Ethics, Nominating and Corporate Governance Committee has determined that each of our director nominees possesses the qualifications, skills and experience to effectively oversee the Company’s long-term business strategy.

In addition to the core competencies noted above, our Board believes that the Company will be best served by directors with a wide array of talents and perspectives to drive innovation, promote critical thinking and enhance discussion. Each of the following additional qualifications meaningfully adds to our Board’s depth. The matrix below indicates the percentage of our director nominees who possess each qualification, skill or experience.

Director Qualifications and Experience	Strategic Planning	Executive Leadership	Risk Management	REIT / Real Estate	Health Care Industry	Finance & Accounting	Investment	Legal / Regulatory

Percentage of Directors	100%	78%	100%	100%	67%	67%	78%	56%

Board Composition

We have taken meaningful steps to refresh our Board and have sought to create an effective mix of experience and diversity.

Gender	Tenure	Age

Corporate Governance Policies

We are committed to strong corporate governance and our Board has adopted robust governance practices and policies including:

◆	Strong Board Governance

Added an Environmental and Social Committee and a Risk Committee of the Board

◆	History of and commitment to Board diversity and refreshment

Added an independent female director in 2020 who is Latina and an additional independent female director in 2022 (increasing female representation from 25% to 33%)

◆	Proxy access

◆	Majority voting for uncontested director elections

◆	Lead independent director

◆	Active and responsive stockholder engagement

◆	Stockholders’ ability to amend Bylaws

◆	Anti-hedging and anti-pledging policies

◆	Executives require prior authorization to purchase or sell our shares

◆	Unclassified Board of Directors

◆	Opted out of the Maryland Unsolicited Takeover Act (“MUTA”)

◆	No stockholder rights plan (“poison pill”)

◆	Regular executive sessions of independent Board members

◆	Mandatory director retirement age

◆	Clawback policy

vi Proxy Statement and Notice of 2022 Annual Meeting

Proxy Summary

Corporate Responsibility Highlights

As a global leader among healthcare real estate companies, we recognize the need for strong corporate and social responsibility, and we strive to make a positive difference through our business. Our approach to corporate responsibility includes the following principles:

Environmental Sustainability Our Company-wide environmental policy confirms the value we place on sustainability.

◆	Continued efforts to drive and improve sustainable value in our corporate offices

›

We are in the process of designing a new corporate headquarters in Birmingham, Alabama that will be Leadership in Energy and Environmental Design (“LEED”) platinum certified and we hope to achieve a level of alignment with the Living Building Challenge.

›	Our new corporate office in New York City, is projected to be LEED Gold certified and the first WELL certified commercial building in New York City

›	Our corporate office in Sydney, Australia has a National Australian Built Environment Indoor Environment Quality rating of 5.0 stars

◆

Established an employee-led Green Team focused on environmental, sustainability and governance (“ESG”) practices in 2019 and, in 2021, the Board created a new Environmental and Social Committee to drive further environmental performance improvements across all aspects of our business

◆	Incorporate ESG performance metrics into our executive compensation program to reinforce the importance of environmental responsibility

◆	Invest in environmentally responsible design features for our development projects

◆	Engage in active discussions with our tenants to encourage environmental improvements across our hospital portfolio

◆	Initiated measurement of Scopes 1, 2 and 3 GHG emissions related to our corporate operations

Our People

We are committed to providing a dynamic and supportive workplace for our employees that encourages both personal and professional growth through significant training and continuing education opportunities.

◆	43% of all MPT employees are female and 40% of all MPT employees report to a female manager or director

◆	Maintain Company-wide human rights, and health and safety policies

◆	Provide training for our employees, including anti-harassment, cybersecurity and data security awareness

◆	Improved the diversity of our workforce

◆	Ranked among the best places to work in healthcare in Modern Healthcare’s Best Places to Work 2021

◆

Increased Board diversity by adding an independent female director, who is Latina, in 2020 and adding an additional independent female director in 2022 (increasing female representation on the Board from 25% to 33%)

Our Communities

Given our long-term focus and ownership of our properties, we believe that it is of critical importance to improve the communities in which we operate by providing financial and volunteer support for private and public non-profit programs aimed at improving communities and public health.

◆	Sponsor a Charity and Community Support Committee through which we support health, social, educational and community organizations

◆	Contributed to over 200 different nonprofit and community-based organizations in 2021

For more information, please refer to the Corporate Responsibility section of this Proxy Statement on page 21 and the information provided on our website: https://medicalpropertiestrust.com/corporate-responsibility/

* Throughout this Proxy Statement, we include several references to our website or materials available on our website. The information available on, or otherwise accessible through, our website is not incorporated by reference into this Proxy Statement.

Proxy Statement and Notice of 2022 Annual Meeting vii

1	Proposal 1: Election of Directors

	2	Director Nominees

	6	Governance Information Regarding Our Board of Directors

11	Proposal 2: Ratification of Independent Registered Public Accounting Firm

	12	Independent Auditor

	13	Audit Committee Report

14	Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

15	Proposal 4: Approval of The Medical Properties Trust, Inc. Amended and Restated 2019 Equity Incentive Plan

21	Corporate Responsibility

28	Compensation Discussion and Analysis

	42	Other Aspects of Our Executive Compensation Program

	43	Compensation Committee Report

	44	Summary Compensation Table

	45	Grants of Plan-Based Awards

	46	Outstanding Equity Awards as of December 31, 2021

	47	Option Exercises and Stock Vested

	47	Potential Payments Upon Termination or Change of Control

50	Other Information

	50	Pay Ratio Disclosure

	51	Compensation of Directors

	52	Share Ownership of Certain Beneficial Owners

54	Information About the Meeting

57	Certain Relationships and Related Person Transactions

58	Additional Information

A-1	Appendix A: Reconciliation of Non-GAAP Financial Measures

B- i	Appendix B: Medical Properties Trust, Inc. Amended and Restated 2019 Equity Incentive Plan

viii Proxy Statement and Notice of 2022 Annual Meeting

Our Bylaws provide for the election of all directors at each annual meeting of stockholders. The Board, at the recommendation of the Ethics, Nominating and Corporate Governance Committee, proposes that the nine nominees listed below, all of whom are currently serving on our Board, be elected to serve as directors until the 2023 annual meeting of stockholders or until their successors are duly elected and qualify. The Board does not know of any reason why any nominee would not be able to serve as a director. However, if any nominee were to become unable to serve as a director, the Board may designate a substitute nominee, in which case the persons named as proxies will vote for such substitute nominee at the 2023 annual meeting of stockholders. Alternatively, the Board may reduce the number of directors to be elected at the annual meeting.

Summary Information about Our Director Nominees

Director Qualifications and Experience

Director Nominees	Strategic Planning	Executive Leadership	Risk Management	REIT / Real Estate	Health Care Industry	Finance & Accounting	Investment	Legal / Regulatory

Edward K. Aldag, Jr.	X	X	X	X	X	X	X	X

G. Steven Dawson	X	X	X	X		X	X

R. Steven Hammer	X	X	X	X	X	X	X	X

Caterina A. Mozingo	X		X	X	X	X

Emily W. Murphy	X	X	X	X			X	X

Elizabeth N. Pitman	X		X	X	X		X	X

D. Paul Sparks, Jr.	X	X	X	X		X	X

Michael G. Stewart	X	X	X	X	X			X

C. Reynolds Thompson, III	X	X	X	X	X	X	X

Percentage of Directors	100%	78%	100%	100%	67%	67%	78%	56%

Proxy Statement and Notice of 2022 Annual Meeting 1

Proposal 1: Election of Directors

Director Nominees

Edward K. Aldag, Jr. Director since: 2004 Founder, Chairman, Chief Executive Officer and President Age: 58 Committees: Environmental and Social Investment (Chair) Risk

The Board believes that Mr. Aldag’s position as the founder of our Company, and his extensive experience in the healthcare and real estate investment trust (“REIT”) industries, make him highly qualified to serve as Chairman of our Board.

Mr. Aldag launched our Company in 2003 as the nation’s only REIT focusing exclusively on hospitals. Today, Medical Properties Trust is the established leader in the hospital REIT sector, with approximately 440 facilities across the United States, Western Europe, South America and Australia. Under Mr. Aldag’s leadership, MPT’s gross assets have grown to approximately $22 billion, and the Company has become the second largest U.S. based owner of hospital beds, with more than 46,000 in its portfolio.

Mr. Aldag serves on the Board of Children’s of Alabama, one of the nation’s leading hospitals for children. He is Vice Chairman of the Alabama Children’s Hospital Foundation and Chairman of the Foundation’s Investment Committee. He also serves as a board member for Mitchell’s Place, benefitting children with autism; the Birmingham Education Foundation, dedicated to increasing the number of students in Birmingham City Schools who are on the path to college, career and life readiness; the American Sports Medicine Institute, which works to understand, prevent and treat sports-related injuries; and serves as a member of the Executive Committee of the Birmingham Business Alliance. He is a guest lecturer at both the University of Alabama and the University of Alabama at Birmingham (“UAB”) and part of the UAB President’s Campaign Leadership Cabinet for a $1 billion campaign. In November 2017, he was selected as a member of the National Advisory Board of Governors for the National Association of Real Estate Investment Trusts (“Nareit”).

Mr. Aldag was appointed as a board member of Infracore SA in May 2019 and as a board member of Générale-Beaulieu Immobilière SA in June 2020, both private foreign companies. A native of Eufaula, Alabama, Mr. Aldag is a graduate of the University of Alabama, where he majored in finance.

G. Steven Dawson Director since: 2004 Independent Director Age: 64 Committees: Audit (Chair) Investment

The Board believes that Mr. Dawson’s substantial experience as a board member and committee chairman of other public REITs, along with his strong skills in corporate finance, strategic planning and public company oversight, make him a valued advisor and highly qualified to serve as a member of our Board and as Chairman of our Audit Committee.

Since 2003, Mr. Dawson has primarily been a private investor focused on real estate and financial services in the U.S. and Canada and has served on the boards of numerous public and private REITs and other companies. From July 1990 to September 2003, he served as Chief Financial Officer and Senior Vice President – Finance of Camden Property Trust (and its predecessors) (NYSE: CPT), a REIT specializing in apartment communities based in Houston, Texas.

Mr. Dawson currently serves on the Board of Directors and as Audit Committee chairman, as well as a member of the Nomination and Corporate Governance and Compensation Committees for Cohen & Co. (NYSE American: COHN), a broker-dealer and an investment banking firm specializing in special purpose acquisition companies and credit-related fixed income investments in the U.S. and Europe. Mr. Dawson also serves on the Board of Directors and as Audit Committee Chairman of American Campus Communities (NYSE: ACC), a developer, owner and manager of student housing communities in the U.S. He is also the Chairman of the Board of Trustees for Nova Net Lease REIT (CSE: NNL-U.CN), a small Canadian company investing in specialty industrial properties in the U.S. Mr. Dawson holds a degree in business from Texas A&M University and is a member of the Real Estate Roundtable at the Mays Graduate School of Business at Texas A&M University.

2 Proxy Statement and Notice of 2022 Annual Meeting

Proposal 1: Election of Directors

R. Steven Hamner Director since: 2005 Founder, Executive Vice President and Chief Financial Officer Age: 65 Committees: Investment Risk

The Board believes that Mr. Hamner’s position as a co-founder of our Company, and his extensive experience in the real estate and healthcare industries and in the corporate finance sector, make him highly qualified to serve as a member of our Board.

In August and September 2003, Mr. Hamner served as our Executive Vice President and Chief Accounting Officer. From October 2001 through March 2004, he was the Managing Director of Transaction Analysis LLC, a company that provided interim and project-oriented accounting and consulting services to commercial real estate owners and their advisors. From June 1998 to September 2001, he was Vice President and Chief Financial Officer of United Investors Realty Trust, a publicly traded REIT. For the 10 years prior to becoming an officer of United Investors Realty Trust, he was employed by the accounting and consulting firm of Ernst & Young LLP and its predecessors.

Mr. Hamner received a B.S. in Accounting from Louisiana State University.

Caterina A. Mozingo Director since: 2020 Independent Director Age: 54 Committees: •Environmental and Social (Chair) •Risk

The Board believes that Ms. Mozingo’s experience as a public accountant and consultant to real estate and healthcare companies, and her experience providing tax consulting services to for profit and not-for-profit companies, including publicly traded and privately held entities, make her highly qualified to serve as a member of our Board.

Ms. Mozingo is a tax partner with Aldridge, Borden & Company, P.C., a CPA firm that she joined in 1995. Her experience at Aldridge, Borden & Company includes a broad range of tax consulting and compliance services for businesses, individuals, fiduciaries and tax-exempt entities. She began her career in public accounting with Coopers & Lybrand, LLP.

Ms. Mozingo is a member of the American Institute of CPAs, and the Alabama Society of CPAs, where she serves on the State Taxation Committee. She also serves on the Board of Directors of the University of Alabama Federal Tax Clinic, where she is President Elect. Ms. Mozingo graduated summa cum laude from the University of Alabama in Commerce and Business Administration before earning a Master of Tax Accounting degree.

Emily W. Murphy Director since: 2022 Independent Director Age: 49

The Board believes that Ms. Murphy’s legal background and extensive knowledge of managing the growth of large organizations make her a valued advisor and highly qualified to serve as a member of our Board.

Ms. Murphy is a leading expert in government contracting and government business. She served as Administrator of the U.S. General Services Administration (“GSA”) from 2017 to 2021, leading a workforce of more than 11,000 federal employees and overseeing 371 million square feet of office space and $75 billion in annual contracts. Under her leadership, GSA significantly increased its sales and revenues, saved customer agencies more than $20 billion and recorded the highest customer, vendor, and employee satisfaction scores in the history of the agency.

Before her service as the GSA Administrator, Ms. Murphy was GSA’s first Chief Acquisition Officer during the administration of President George W. Bush, where she was responsible for more than $40 billion in acquisition programs. Prior to this, she served at the U.S. Small Business Administration as the Senior Advisor for Government Contracting and Business Development and as Acting Associate Administrator for Government Contracting. In addition to her senior roles in the Executive Branch, Ms. Murphy spent nine years serving in various procurement policy and leadership roles for the House of Representatives, including Counsel and Professional Staff Member to the Committee on Armed Services and Senior Counsel and Policy Director for the Committee on Small Business.

In the private sector, Ms. Murphy was the General Counsel and Vice President for Operations for TerreStar National Services, Inc., a wholly owned subsidiary of TerreStar Networks, and practiced government contracts law with the firm of Wiley, Rein & Fielding (now Wiley). She is a graduate of the University of Virginia School of Law and Smith College and is a member of the Young Presidents Organization, the Economic Club of Washington, D.C. and the Chief Executives Organization.

She currently serves as Senior Fellow with the Center for Government Contracting at George Mason University’s School of Business. She works as a coach for high growth businesses with CEO Coaching International and serves on the Board of Advisors for SkillStorm and Vita Inclinata.

Proxy Statement and Notice of 2022 Annual Meeting 3

Proposal 1: Election of Directors

Elizabeth N. Pitman Director since: 2018 Independent Director Age: 58 Committees: Ethics, Nominating and Corporate Governance Risk (Chair) Environmental and Social

The Board believes that Ms. Pitman’s experience as a healthcare lawyer, and her experience providing counsel to publicly traded and privately owned hospitals and healthcare systems, make her highly qualified to serve as a member of our Board.

Ms. Pitman has been an attorney with Waller, Landen, Dortch & Davis, LLP, a leading provider of legal services to the healthcare industry, since 2015. From July 2013 to December 2013, she worked as corporate counsel for Vitera Healthcare Solutions, LLC, and prior to that, from October 2008 to July 2013, she served as general counsel at Success EHS, Inc., both providers of electronic health records and revenue cycle management solutions. Ms. Pitman has provided counsel to companies, hospitals and healthcare systems, surgery centers, physician groups and healthcare information technology companies on a variety of matters, including healthcare regulatory, privacy, data and cyber security compliance, technology licensing, and mergers and acquisitions.

Ms. Pitman earned a B.S. in Accounting from the University of Alabama and a Juris Doctorate from the University of Alabama School of Law. She also is certified in Healthcare Privacy Compliance (CHPC).

D. Paul Sparks, Jr. Director since: 2014 Independent Director Age: 59 Committees: Audit Compensation (Chair) Investment

The Board believes that Mr. Sparks’ substantial experience in executive positions, and his ability to guide companies through periods of growth and development, make him a valued advisor and qualified to serve as Chairman of the Compensation Committee and as a member of our Board.

Mr. Sparks retired in January 2016 after a 32-year career in the energy industry. Prior to his retirement, he was Senior Vice President of Resource Development for Energen Resources Corporation (NYSE: EGN), holding various positions with Energen since 1989, including Senior Vice President of Operations from 2006 until 2012. During his 27 years at Energen, Mr. Sparks helped Energen grow from a small, regulated utility to a top 20 independent oil and gas exploration and production company in the U.S. Mr. Sparks was responsible for the forward-looking strategy and implementation of valuing and developing the assets of Energen Resources Corporation. Prior to joining Energen, Mr. Sparks worked with Amoco Corporation, a global chemical and oil company in Texas and Louisiana.

Mr. Sparks has been active in a number of organizations. He is the former Chairman of the New Mexico Oil and Gas Association, past advisor to the Gas Research Institute, a former board member of the Independent Petroleum Association of America and past officer of the Society of Petroleum Engineers. He has authored a number of peer-reviewed publications and holds a patent in oil and gas technology. Mr. Sparks is a 1984 graduate of Mississippi State University with a degree in Petroleum Engineering. He is also a Bagley College of Engineering Distinguished Fellow and a member of the College’s Advisory Board.

Michael G. Stewart Director since: 2016 Lead Independent Director Age: 66 Committees: Compensation Environmental and Social Ethics, Nominating and Corporate Governance

The Board believes that Mr. Stewart’s legal background, and his extensive knowledge of healthcare, legal and corporate governance and addressing various healthcare issues, make him a valued advisor and highly qualified to serve as a member of our Board.

Mr. Stewart is presently a private investor. He served as Executive Vice President, General Counsel and Secretary of the Company from 2005 – 2010. Mr. Stewart formerly worked with law firms Berkowitz, Lefkovits, Isom & Kushner (now Baker Donelson) and Constangy, Brooks & Smith, having a law practice that encompassed corporate, healthcare, litigation, employment and labor. Mr. Stewart also served as Vice President and General Counsel of Complete Health Services, Inc. (later, United Healthcare of the South). Throughout his professional career, he has provided private consulting services to physician groups and other healthcare providers. Mr. Stewart is the author of four novels that have been published by G.P. Putnam’s Sons and Random House.

He is a graduate of Auburn University with a B.S. degree in Business Administration with an emphasis in Information Systems and received his Juris Doctorate degree from the Cumberland School of Law at Samford University.

4 Proxy Statement and Notice of 2022 Annual Meeting

Proposal 1: Election of Directors

C. Reynolds Thompson, III Director since: 2016 Independent Director Age: 59 Committees: Audit Compensation Ethics, Nominating and Corporate Governance (Chair)

The Board believes that Mr. Thompson’s significant executive experience, and his deep understanding of all aspects of REITs, make him a valued advisor and well qualified to serve as a member of our Board.

Mr. Thompson has served as Chairman and Chief Investment Officer of Select Strategies Realty of Cincinnati (“Select”), a privately held real estate investment company that specializes in the development, acquisition, management and leasing of retail and mixed-use real estate in Midwestern and Southeastern U.S. since 2014. Select has sponsored retail investments in excess of $325 million and has provided management and leasing services for over four million retail square feet. Founded in 2005, the firm has 10 offices along with its Cincinnati headquarters. The company manages and leases retail assets in nine states as well as office and multifamily assets in Ohio and Kentucky. Prior to joining Select, Mr. Thompson was President and Chief Financial Officer (1997 – 2013) of Colonial Properties Trust, a $4 billion publicly traded REIT with a portfolio of multifamily, office, retail and mixed-use assets. During a 16-year career with Colonial, he also served as CEO, COO and CIO. He has extensive public company management, operating and investment experience having raised $950 million in equity, $2.5 billion in debt and completed acquisitions totaling $3 billion. Prior to this, Mr. Thompson worked in acquisitions and due diligence for Carr America Realty Corporation, a then publicly traded REIT. Mr. Thompson began his career as a commercial lending officer at SunTrust Bank (now Truist Bank).

Mr. Thompson is a member of the Board of Visitors of the Culverhouse College of Business at the University of Alabama. He previously served on the Board of Governors of Nareit, and the board of directors of the Birmingham Business Alliance and United Way of Central Alabama. Mr. Thompson holds a B.S. degree with Special Attainments in Commerce from Washington and Lee University.

Proxy Statement and Notice of 2022 Annual Meeting 5

Proposal 1: Election of Directors

Governance Information Regarding Our Board of Directors

Annual Election of Directors

Our Board members stand for election each year. They serve until the next annual meeting of stockholders or until their respective successors are elected and qualify, subject to their prior resignation, retirement, death, disqualification or removal from office. We do not have a classified board and our charter bars us, absent the approval of our stockholders, from adopting the Maryland Unsolicited Takeover Act, which, among other things, permits the board of directors of a Maryland corporation to classify itself without a stockholder vote. We maintain a majority vote standard and director resignation policy for uncontested director elections.

Independent Directors

A majority of our Board and each of our Audit Committee, Compensation Committee and Ethics, Nominating and Corporate Governance Committee is comprised of directors who qualify as independent under the standards of the New York Stock Exchange (“NYSE”). Each year, we affirmatively determine that each director deemed independent under NYSE standards has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The Board has determined that seven of the director nominees—G. Steven Dawson, Caterina A. Mozingo, Emily W. Murphy, Elizabeth N. Pitman, D. Paul Sparks, Jr., Michael G. Stewart and C. Reynolds Thompson, III—have no relationship with us that would interfere with their ability to exercise independent judgment as a member of our Board, and that they otherwise qualify as “independent” under NYSE standards.

Independent Board Leadership

Two of our founders serve as members of the Board. Studies regularly show that founder-led companies outperform their peers[i]. We are therefore fortunate not to have to rely exclusively on governance mechanisms to ensure that our Board exercises robust, effective, and independent leadership.

We preserve the benefits that founder-led companies have by maintaining our founder, Mr. Aldag, as Chairman and Chief Executive Officer. That dynamic is of particular importance in a founder-led company like ours, though we regularly review this structure and its alternatives.

We supplement our Board’s independence with a Lead Independent Director, currently Mr. Stewart, to whom the Board has given substantial powers and authorities. Our Lead Independent Director presides at all meetings of the Board at which the Chairman is not present and at all executive sessions of the independent directors. He serves as principal liaison between the Chairman and the independent directors, advising the Chairman on the quality, quantity and timeliness of the information presented to the Board. He advises the Chairman on the agendas for Board meetings and calls meetings of the independent directors, if deemed necessary or appropriate. The Lead Independent Director also oversees the annual self-evaluation of the Board. The Board can also, at its discretion, supplement the Lead Independent Director’s responsibilities.

We believe there are risks in relying exclusively on independent board chairs or lead independent directors for board independence. We therefore value—and have—strong independent committee chairs on our Board. We also believe that our founder-led culture enables robust and honest interactions from all of our Board members, each of whom brings important and diverse skill sets to their jobs. Finally, the Board completes an annual board self-evaluation process that is instituted by our Lead Independent Director and presented to the full Board.

[i] See, Chris Zook, “Founder-Led Companies Outperform the Rest—Here’s Why” in Harvard Business Review, March 24, 2016.

6 Proxy Statement and Notice of 2022 Annual Meeting

Proposal 1: Election of Directors

Risk Oversight

Our Board plays a central role in overseeing and evaluating risks pertinent to our Company. While it is management’s responsibility to identify and manage our risk exposure on a day-to-day basis, the Board routinely discusses these risks with management and actively oversees our risk-management procedures and protocols. The Board regularly receives reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, cybersecurity and strategic risks. In addition, each of the Audit Committee, the Compensation Committee and the Ethics, Nominating and Corporate Governance Committee exercises oversight and provides guidance relating to the particular risks within the purview of each committee, as well as making periodic reports to the full Board. Our Board also oversees risk by means of the required approval by our Board for significant transactions and other decisions, including material acquisitions or dispositions of property, material capital markets transactions, significant capital improvement projects and important employment-related decisions.

Board Committees and Meetings

Our Board and its six standing committees hold regular meetings. In 2021, the Board met four times; the Audit Committee met five times; the Ethics, Nominating and Corporate Governance Committee met one time; the Compensation Committee met four times; and the Investment Committee acted by written consent in three instances. The Environmental and Social Committee and Risk Committee did not meet in 2021. In 2021, each incumbent director attended at least 75% of (i) the total number of meetings of the Board held during the period for which he or she was a director and (ii) the total number of meetings of all committees of the Board on which the director served during the periods that he or she served.

The Board regularly meets in executive session without non-independent directors present. Mr. Stewart has been designated as the Lead Independent Director and in that capacity presides at these executive sessions. Mr. Stewart may be contacted directly by stockholders at mstewart@mpt.net. Our directors are encouraged to attend our annual meeting of stockholders absent cause. All directors of the Company holding their position at the time of the meeting attended our 2021 annual meeting of stockholders.

Committees of the Board of Directors

The Board delegates certain of its functions to its standing committees.

Audit Committee

G. Steven Dawson Chairman D. Paul Sparks, Jr. C. Reynolds Thompson, III

The Board has determined that each member of the Audit Committee is financially literate and satisfies the additional NYSE independence requirements for audit committee members, and that Mr. Dawson and Mr. Thompson each qualifies as an “audit committee financial expert” under current Securities and Exchange Commission (“SEC”) regulations. The Board has also determined that service by Mr. Dawson and Mr. Thompson on other public companies’ audit committees has not impaired their abilities to effectively serve on our Audit Committee.

The Audit Committee oversees (i) our accounting and financial reporting processes, (ii) the integrity and audits of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our independent auditors, and (v) the performance of our internal and independent auditors. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com. The report of the Audit Committee appears on page 13 of this Proxy Statement.

Proxy Statement and Notice of 2022 Annual Meeting 7

Proposal 1: Election of Directors

Compensation Committee

D. Paul Sparks, Jr. Chairman Michael G. Stewart C. Reynolds Thompson, III

Pursuant to the NYSE listing standards, in determining the independence of the directors serving on the Compensation Committee, our Board considered all factors specifically relevant to determining whether a director has a relationship to us which is material to that director’s ability to be independent from our management in connection with the duties of a Compensation Committee member, including, but not limited to, such director’s source of compensation and whether such director is affiliated with us, one of our subsidiaries, or an affiliate of one of our subsidiaries. Based on these factors, the Board determined that all of the Compensation Committee members are independent.

The principal functions of the Compensation Committee are to evaluate the performance of our executive officers, review and approve the compensation for our executive officers, and review, administer and make recommendations to the full Board regarding our incentive compensation plans and equity-based plans. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and approves the Chief Executive Officer’s compensation. The Compensation Committee makes all compensation decisions with respect to the Chief Executive Officer and all other executive officers. The Chief Executive Officer is frequently asked to provide the Compensation Committee with the information it needs to perform these functions as well as to provide input and insights regarding each executive officer’s performance other than his own. The specific functions and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com. The report of the Compensation Committee appears on page 43 of this Proxy Statement.

In 2021, the Compensation Committee engaged Gressle & McGinley, a nationally recognized compensation consultant. Gressle & McGinley assisted the Compensation Committee in determining the amount and form of executive compensation. The Compensation Committee also considered information presented by Gressle & McGinley when reviewing the appropriate types and levels of compensation for the Company’s non-employee director compensation program. Information concerning the nature and scope of Gressle & McGinley’s assignments and related disclosure is included in “Compensation Discussion and Analysis” beginning on page 28 of this Proxy Statement. The Compensation Committee has assessed the independence of Gressle & McGinley, as required under the NYSE listing rules. The Compensation Committee has also considered and assessed all relevant factors including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that could give rise to a potential conflict of interest. Based on this review, the Compensation Committee has determined that Gressle & McGinley is independent and that their work has not raised any conflicts of interest.

Environmental and Social Committee

Caterina A. Mozingo Chairman Edward K. Aldag, Jr. Elizabeth N. Pitman Michael G. Stewart

The Environmental and Social Committee is tasked with assisting the Board and management in addressing the Company’s activities in the areas of environmental and social responsibility (including its responsibilities to stockholders, employees, tenants and the communities where it operates). The responsibilities of the Environmental and Social Committee include, among others, advising management with respect to the development, implementation and continuous improvement of programs, policies and practices relating to environmental, social and governance.

8 Proxy Statement and Notice of 2022 Annual Meeting

Proposal 1: Election of Directors

Ethics, Nominating and Corporate Governance Committee

C. Reynolds Thompson, III Chairman Elizabeth N. Pitman Michael G. Stewart

The Ethics, Nominating and Corporate Governance Committee is responsible for, among other things, recommending the nomination of qualified individuals to become directors to the full Board; recommending the composition of the Board’s committees to the full Board; periodically reviewing the performance and effectiveness of the Board as a body; and periodically reviewing our corporate governance guidelines and policies. The specific functions and duties of the Committee are set forth in its charter, a copy of which is posted on our website at www.medicalpropertiestrust.com.

The Ethics, Nominating and Corporate Governance Committee will consider all potential candidates for nomination for election as directors who are recommended by the Company’s stockholders, directors, officers, or employees. All director recommendations must be made during the time periods provided and must provide the information required by Article II, Section 2.03 of the Company’s Second Amended and Restated Bylaws. All director recommendations should be sent to the Ethics, Nominating and Corporate Governance Committee, c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The Committee will screen all potential director candidates in the same manner, regardless of the source of their recommendation. The Committee’s review will typically be based on the written materials provided with respect to a potential director candidate. The Committee will evaluate and determine whether a potential candidate meets the Company’s minimum qualifications and requirements, whether the candidate has the specific qualities and skills for directors, and whether requesting additional information or an interview is appropriate. While the Committee considers different perspectives and skill sets when evaluating potential director candidates, the Committee has not established a formal policy regarding diversity in identifying candidates. The Committee nevertheless regularly reviews the composition of the Board as part of the annual self-evaluation process and seeks nominees who, taken as a whole, possess the experience and skills necessary for the effective functioning of the Board.

The Board has adopted the following minimum qualifications and specific qualities and skills for the Company’s directors, which will serve as the basis upon which potential director candidates are evaluated by the Ethics, Nominating and Corporate Governance Committee:

•   directors should possess the highest personal and professional ethics, integrity, and values;

•   directors should have, or demonstrate an ability and willingness to acquire in short order, a clear understanding of the fundamental aspects of the Company’s business;

•   directors should be committed to representing the long-term interests of our stockholders;

•   directors should be willing to devote sufficient time to carry out their duties and responsibilities effectively and should be committed to serving on the Board for an extended period of time; and

•   directors should not serve on more than three boards of public companies in addition to our Board.

The Ethics, Nominating and Corporate Governance Committee also takes into consideration the diversity of its Board, including breadth of experience and the ability to bring new and different perspectives to the Board.

The Ethics, Nominating and Corporate Governance Committee recommended the nomination of all nine of the incumbent directors for re-election to the Board. The entire Board approved such recommendation.

Investment Committee

Edward K. Aldag, Jr. Chairman G. Steven Dawson R. Steven Hamner D. Paul Sparks, Jr.

The Investment Committee has the authority to, among other things, consider and take action with respect to all acquisitions, dispositions, developments, and leasing of healthcare facilities in which our aggregate investment is between $20 million and $100 million.

Proxy Statement and Notice of 2022 Annual Meeting 9

Proposal 1: Election of Directors

Risk Committee

Elizabeth N. Pitman Chairman Edward K. Aldag, Jr. Caterina A. Mozingo R. Steven Hamner

The Risk Committee is tasked with assisting the Board in its risk management and risk assessment activities, including through oversight of risks related to (i) business continuity, (ii) revenue concentration and the financial health and operational status of the Company’s tenants and operators, (iii) modifications to the Company’s strategies, (iv) industry trends and general economic conditions, (v) entrance into new markets, (vi) privacy concerns and security breaches and (vii) federal and state regulations. The responsibilities of the Risk Committee also include monitoring guidelines, policies and processes for monitoring and mitigating the various risks facing the Company.

Governance, Ethics, and Stockholder Communications

Corporate Governance Guidelines. In furtherance of its goal of providing effective governance of the Company’s business and affairs for the long-term benefit of its stockholders, the Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are posted on our website at www.medicalpropertiestrust.com.

Code of Ethics and Business Conduct. The Company has adopted a Code of Ethics and Business Conduct, as approved by the Board, which applies to all directors, officers, employees, and agents of the Company and its subsidiaries. The Code of Ethics and Business Conduct is posted on our website at www.medicalpropertiestrust.com. We audit compliance with our Code of Ethics and Business Conduct Policy with each officer and employee with a questionnaire that is required to be completed annually. We intend to disclose on our website any amendment to, or waiver of, any provision of the Code of Ethics and Business Conduct applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

Proxy Access Bylaw Provisions. In 2017, we amended our Bylaws to provide for “proxy access” for our stockholders. The proxy access provision permits a stockholder (or a group of up to 20 stockholders) that has owned at least 3% of our outstanding common stock for at least three years to nominate, and include in our proxy materials, up to the greater of two directors or 20% of the directors then in office; provided that the stockholders and the nominees satisfy the requirements specified in our Bylaws.

Stockholder and Interested Party Communications with the Board. Stockholders and all interested parties may communicate with the Board or any individual director regarding any matter that is within the responsibilities of the Board. Stockholders and interested parties should send their communications to the Board, or an individual director, c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The Secretary will review the correspondence and forward any communication to the Board, or the individual director, if the Secretary determines that the communication deals with the functions of the Board or requires the attention of the Board or the individual director. The Secretary will maintain a log of all communications received from stockholders.

We will provide, free of charge, hard copies of our Annual Report to Stockholders, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to these reports as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Also available, free of charge, are hard copies of our Corporate Governance Guidelines and our Code of Ethics and Business Conduct along with the charters of our Ethics, Nominating and Corporate Governance Committee, our Audit Committee, and our Compensation Committee. All of these documents are also available on our website at www.medicalpropertiestrust.com.

10 Proxy Statement and Notice of 2022 Annual Meeting

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit our financial statements for the year ending December 31, 2022. PricewaterhouseCoopers LLP served as our independent registered public accounting firm during the year that ended December 31, 2021.

Proxy Statement and Notice of 2022 Annual Meeting 11

Proposal 2: Ratification of Independent Registered Public Accounting Firm

Independent Auditor

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the independent auditor to perform the audit of our consolidated financial statements for the year ending December 31, 2022. PwC, an independent registered public accounting firm, also performed the audit of our consolidated financial statements for 2021, 2020 and 2019. The Board has approved the appointment of PwC as the Company’s independent registered public accounting firm for 2022 based on the recommendation of the Audit Committee.

Representatives of PwC are expected to participate in the 2022 annual meeting of stockholders. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our stockholders.

The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent auditor. In addition to retaining the independent auditor to audit our consolidated financial statements, the Audit Committee may retain the independent auditor to provide other auditing services. The Audit Committee understands the need for our independent auditor to maintain objectivity and independence in its audits of our financial statements.

To help ensure the independence of the independent auditor, the Audit Committee has adopted a policy that all audit and non-audit services to be performed by its independent auditor must be approved in advance by the Audit Committee. The Audit Committee approved all services provided to us by PwC during the 2021 and 2020 calendar years.

The table below sets forth the aggregate fees billed by PwC for audit and non-audit services:

	2021	2020

Audit Fees	$1,295,000	$1,110,000

Audit-Related Fees	-	-

Tax Fees	-	-

All Other Fees	28,263	-

Total	$1,323,263	$1,110,000

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees for any services not included in the first three categories.

12 Proxy Statement and Notice of 2022 Annual Meeting

Proposal 2: Ratification of Independent Registered Public Accounting Firm

Audit Committee Report

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board, a copy of which is available on our website. The Board has determined that each committee member is independent within the meaning of the NYSE listing standards.

Management is responsible for the Company’s accounting and financial reporting processes, including its internal control over financial reporting, and for preparing the Company’s consolidated financial statements. PwC, the Company’s independent auditor, is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing an opinion as to whether the Company’s consolidated financial statements are fairly presented in all material respects in conformity with generally accepted accounting principles in the United States of America (“GAAP”). In this context, the responsibility of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and PwC the Company’s audited consolidated financial statements as of and for the year ended December 31, 2021. Management and PwC represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the year ended December 31, 2021, were prepared in accordance with GAAP. The Audit Committee also discussed with PwC the matters required to be discussed by the Statement of Auditing Standards No. 1301, as amended (“AS No. 1301”), as adopted by the PCAOB. AS No. 1301 sets forth requirements pertaining to the independent auditor’s communications with the Audit Committee regarding the conduct of the audit.

The Audit Committee received the written disclosures and the letter from PwC required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (“Rule 3526”). Rule 3526 requires the independent auditor to provide written and oral communications prior to accepting an initial engagement conducted pursuant to the standards of the PCAOB and at least annually thereafter regarding all relationships between the auditor and the Company that, in the auditor’s professional judgment, may reasonably be thought to bear on independence, and to confirm that they are independent of the Company within the meaning of the securities acts administered by the SEC. The Audit Committee discussed with PwC any relationships that may impact their objectivity and independence and satisfied itself as to the firm’s independence.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and, as such, rely without independent verification on the information provided to them and on the representations made by management and PwC. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting processes or appropriate internal controls and procedures designed to assure compliance with the accounting standards and applicable laws and regulations. Furthermore, the reviews and discussions of the Audit Committee referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s audited consolidated financial statements are presented in accordance with GAAP, or that PwC is, in fact, independent.

Based on the Audit Committee’s review and the discussions described above, and subject to the limitations on its role and responsibilities described above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements as of and for the year ended December 31, 2021, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

The foregoing report is provided by the undersigned members of the Audit Committee.

G. Steven Dawson (Chairman)	D. Paul Sparks, Jr.	C. Reynolds Thompson, III

Proxy Statement and Notice of 2022 Annual Meeting 13

The Company asks that you indicate your support for our named executive officers’ compensation as described in the Compensation Discussion and Analysis (“CD&A”) and the accompanying tables and related disclosures beginning on page 28 of this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, is required pursuant to Section 14A of the Exchange Act. While the Say-on-Pay vote is advisory and therefore non-binding on the Company, the Board or the Compensation Committee, it gives our stockholders the opportunity to express their views on our named executive officers’ compensation. Our Board and Compensation Committee members take the views of our stockholders seriously and take these views into consideration when making executive compensation decisions. This vote is not intended to address any specific item of compensation but rather the overall compensation of our executive officers and the policies and practices described in this Proxy Statement. We conduct an annual, non-binding Say-on-Pay vote consistent with the recommendation of a majority of our stockholders expressed by vote at our 2017 annual meeting of stockholders.

The Board and the Compensation Committee will review the voting results of this advisory Say-on-Pay vote and take them into consideration when structuring future executive compensation arrangements. The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the 2022 annual meeting of stockholders and entitled to vote on the proposal will be required for approval.

As we describe in further detail in the CD&A, we believe that the experience, abilities and commitment of our executive officers are unique in the business of investing in hospital real estate and are therefore critical to the long-term achievement of our investment goals. Accordingly, the primary objectives of our executive compensation program are to retain our key leaders, attract future leaders and align our executives’ long-term interest with the interests of our stockholders. The Board encourages you to carefully review the information regarding our executive compensation program contained in this Proxy Statement.

14 Proxy Statement and Notice of 2022 Annual Meeting

The Board of Directors believes that stock-based incentive awards can play an important role in the success of the Company by encouraging and enabling the employees, directors and consultants of the Company, MPT Operating Partnership, L.P. (the “Operating Partnership”) and their affiliates upon whose judgment, initiative and efforts the Company and the Operating Partnership largely depend for the successful conduct of their business with the ability to acquire a proprietary interest in the Company and/or the Operating Partnership. The Board believes that providing such persons with a direct stake in the Company and/or the Operating Partnership assures a closer identification of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

On April 20, 2022, the Board of Directors adopted, subject to stockholder approval, an amendment and restatement of the Medical Properties Trust, Inc. 2019 Equity Incentive Plan (the “Plan”) to, among other things, increase the number of shares reserved under the Plan and that may be issued in the form of incentive stock options by 16,000,000 shares and modify the share recycling features of the Plan (as amended and restated, the “A&R Plan”). The A&R Plan is designed to enhance the flexibility to grant equity awards to our employees, directors and consultants and to ensure that we can continue to grant equity awards to eligible recipients at levels determined to be appropriate by the Board and/or the Compensation Committee. A copy of the A&R Plan is attached as Appendix B to this Proxy Statement and is incorporated herein by reference.

As of April 28, 2022, there were no stock options outstanding under our equity compensation plans. In addition, as of April 28, 2022, there were 1,202,605 unvested full value awards with time-based vesting and 4,322,957 unvested full value awards with performance-based vesting outstanding under our equity compensation plans. Other than the foregoing, no awards under our equity compensation plans were outstanding as of April 28, 2022. As of April 28, 2022, there were 3,215,065 shares of common stock available for awards under our equity compensation plans.

Summary of Material Features of the A&R Plan

The material features of the A&R Plan include:

◆	Increase the maximum number of shares of common stock to be issued under the Plan by 16,000,000 shares;

◆

Permit the award of stock options (both incentive and non-qualified options), restricted stock, restricted stock units, deferred stock units, stock appreciation rights, performance units and other stock-based awards is permitted;

◆

Require that upon the exercise of a stock appreciation right that is settled in shares of common stock, the full number of shares underlying the award will be charged to the reserved pool. Additionally, shares we reacquire on the open market will not be added to the reserved pool under the A&R Plan;

◆

Allow for shares withheld by or delivered to the Company for tax withholding obligations with respect to awards other than stock options and stock appreciation rights to be added back to the reserved pool under the A&R Plan, which was deemed appropriate as returning shares withheld to satisfy tax withholding obligations has no additional dilutive impact to stockholders;

◆	Require that awards made under the A&R Plan will not be repriced in any manner without stockholder approval;

◆	Not allow the value of all awards granted under the A&R Plan and all other cash compensation paid by us to any non-employee director in any calendar year to exceed $1,000,000;

◆	Require any material amendment to the A&R Plan be subject to approval by our stockholders; and

◆	Change the expiration of the A&R Plan to May 26, 2032.

Based solely on the closing price of our common stock as reported by the NYSE on March 29, 2022 and the maximum number of shares that would have been available for awards as of such date under the A&R Plan, the maximum aggregate market value of common stock that could potentially be issued under the A&R Plan is $621.1 million. The shares of common stock underlying any awards under the A&R Plan, the 2013 Equity Incentive Plan (the 2013 Plan”) and the Second Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan” and, together with the 2013 Plan, the “Prior Plans”), that are forfeited, canceled or otherwise

Proxy Statement and Notice of 2022 Annual Meeting 15

Proposal 4: Approval of the Medical Properties Trust, Inc. Amended and Restated 2019 Equity Incentive Plan

terminated, other than by exercise, including shares withheld by or delivered to the Company for tax withholding obligations with respect to awards other than stock options or stock appreciation rights will be added back to the shares of common stock available for issuance under the A&R Plan. Shares (i) tendered or held back upon exercise of a stock option or stock appreciation right under the A&R Plan to cover the exercise price or tax withholding and (ii) subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise thereof, will not be added back to the shares of common stock available for issuance under the A&R Plan. In addition, shares of common stock repurchased on the open market will not be added back to the shares of common stock available for issuance under the A&R Plan.

Rationale for Share Increase

The A&R Plan is critical to our ongoing effort to build stockholder value. Equity incentive awards are an important component of our executive and non-executive employees’ compensation. Our Compensation Committee and the Board believe that we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success.

We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize stockholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward and retain our employees and directors. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees. By doing so, we link the interests of those employees and directors with those of our stockholders and motivate our employees to act as owners of the business.

In determining the number of shares by which to increase the reserve under the Plan, the Board reviewed the Compensation Committee’s recommendations, which were based on an analysis prepared by, and recommendations prepared with the assistance of, the Compensation Committee’s independent compensation consultant based on the equity plan models of proxy advisory firms. This analysis included the following:

Reasonable Plan Cost

◆	Reasonable number of additional shares requested: 16,000,000

◆	Awards would not have a substantially dilutive effect (issuance of all awards is less than 2.7% of fully diluted shares outstanding)

Responsible Grant Practices

◆	0.87% three-year average burn rate is well below Institutional Shareholder Services (“ISS”) industry standard of 2.24%

◆	Equity awards granted to our NEOs are 67% performance-based

◆	All equity awards vest over a period of at least three years

◆	Robust performance-based hurdles used for performance-based restricted stock awards

◆	Robust stock ownership guidelines

◆	Clawback policy that applies to all executive officers and authorizes recovery of gains from equity awards in the event of certain financial restatements

Stockholder-Friendly Plan Features

◆	No repricing permitted without stockholder approval

◆	No cash buyouts of stock options without stockholder approval

◆	Stockholder approval required to increase the share reserve (i.e., no “evergreen” feature)

◆	The Compensation Committee consisting of only independent directors will administer the A&R Plan

Burn Rate

The following table sets forth information regarding historical awards granted (for time-based awards) or earned (for performance-based awards) for the three-year period of 2019 to 2021, and the corresponding adjusted burn rate, which is defined as the number of shares subject to equity awards granted (for time-based awards) or earned (for performance-based awards) in a year multiplied by

16 Proxy Statement and Notice of 2022 Annual Meeting

Proposal 4: Approval of the Medical Properties Trust, Inc. Amended and Restated 2019 Equity Incentive Plan

the ISS full-value award multiplier (assumed to be equal to two), divided by the weighted average number of shares of common stock outstanding or such year.

	2019	2020	2021

Total Full Value Awards Granted (Time-Based Awards) and Vested (Performance-Based Awards)	1,738,415	2,817,693	2,202,595

Total Adjusted Awards Granted(1)	3,476,830	5,635,386	4,405,190

Weighted average common shares outstanding during the fiscal year	427,074,907	529,238,761	588,817,029

Adjusted Annual Burn Rate	0.81%	1.06%	0.75%

Three-Year Average Adjusted Annual Burn Rate		0.87%

(1)	Based on our recent historical stock price volatility and ISS metrics, we have utilized a full-value award multiplier of two for purposes of calculating the 2019-2021 three-year average burn rate.

Summary of the A&R Plan

The following description of certain features of the A&R Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the A&R Plan, which is attached hereto as Appendix B.

Administration. The A&R Plan will be administered by the Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, to determine the type of awards, and to determine the specific terms and conditions of each award, subject to the provisions of the A&R Plan.

Eligibility; Plan Limits. All employees and non-employee directors are eligible to participate in the A&R Plan as well as consultants who provide services to the Company who qualify as consultants or advisors under Instruction A.1.(a)(1) of Form S-8 under the Securities Act of 1933, as amended. As of April 28, 2022, 135 individuals would have been eligible to participate in the A&R Plan had it been effective on such date, which includes three executive officers, 113 employees who are not executive officers, seven non-employee directors and 12 consultants. There are certain limits on the number of awards that may be granted under the A&R Plan. For example, awards with respect to no more than 5,000,000 shares of common stock may be granted to any individual in any one calendar year and no more than 28,900,000 shares of common stock may be granted in the form of incentive stock options.

Director Compensation Limit. The A&R Plan provides that the value of all awards under the A&R Plan and all other cash compensation paid by us to any non-employee director in any calendar year shall not exceed $1,000,000.

Stock Options. The A&R Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the U.S. Internal Revenue Code of 1986 (the “Code”) and (2) options that do not so qualify. Options granted under the A&R Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to all other eligible participants in the A&R Plan. The option exercise price of each option will be determined by the Compensation Committee. The exercise price may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose shall be the closing price of the common stock as reported on the NYSE, or if the closing price is not reported on such date of determination, the closing price on the most recent date on which such closing price is reported. The exercise price of an option may not be reduced after the date of the option grant without stockholder approval, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. In general, unless otherwise permitted by the Compensation Committee, no option granted under the A&R Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee.

Upon exercise of options, the option exercise price must be paid in full (i) in cash or by certified check, (ii) by delivery of shares of common stock having a value equal to the exercise price, (iii) by broker-assisted exercise, (iv) with respect to stock options that are not incentive stock options, by a “net exercise” arrangement, pursuant to which the number of shares issued upon exercise is reduced by a number of shares with a fair market value equal to the exercise price or (v) by any other means approved by the Compensation Committee consistent with applicable law.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Proxy Statement and Notice of 2022 Annual Meeting 17

Proposal 4: Approval of the Medical Properties Trust, Inc. Amended and Restated 2019 Equity Incentive Plan

Restricted Stock. The Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment or other service with the Company through a specified restricted period.

Restricted Stock Units. The Compensation Committee may award restricted stock units to participants. Restricted stock units are ultimately payable in the form of shares of common stock, subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment or other service with the Company through a specified vesting period.

Deferred Stock Units. The Compensation Committee may award deferred stock units to participants. Deferred stock units are ultimately payable in the form of shares of common stock, generally at a later date elected by the participant.

Stock Appreciation Rights. The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to cash, shares of common stock or a combination thereof equal to the value of the appreciation in the stock price over the base price. The base price of a stock appreciation right that is granted in tandem with a stock option will be equal to the exercise price of such stock option and the base price of a stock appreciation right that is not granted in tandem with a stock option may not be less than 100% of the fair market value of the common stock on the date of grant.

Performance Units. The Compensation Committee may grant performance units, which entitle a participant to cash, shares of common stock or a combination of the two upon the achievement of certain performance criteria.

Other Stock-Based Awards. The Compensation Committee may grant other awards denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to common stock or other equity interests of the Company or the Operating Partnership.

Adjustments for Stock Dividends, Stock Splits, etc. The Compensation Committee shall make appropriate adjustments to the number of shares of common stock that are subject to the A&R Plan and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Change in Control Provisions. The A&R Plan provides that upon the effectiveness of a merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of common stock or other securities of the Company, the Compensation Committee may provide for any one or more of the following: (i) cash out of awards, (ii) the replacement of awards with other rights or property, (iii) that awards may not be exercised after such event, (iv) the exercisability of awards for a specified period of time prior to such event, (v) the assumption or substitution of such awards, (vi) appropriate adjustments to awards or (vii) acceleration or forfeiture of awards.

Tax Withholding. Participants in the A&R Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon the exercise of options or stock appreciation rights or vesting or settlement of other awards. The Compensation Committee may require awards to be subject to mandatory share withholding up to the required withholding amount. The Compensation Committee may also require the tax withholding obligation to be satisfied by a sell to cover arrangement.

Amendments and Termination. The Board of Directors may at any time amend, suspend or terminate the A&R Plan and the Board or Compensation Committee may at any time amend outstanding awards; provided, however, no such action may adversely affect any rights under any outstanding award without the participant’s consent. To the extent required under the rules of the NYSE, any amendments that materially change the terms of the A&R Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options.

Effective Date of A&R Plan. The A&R Plan was approved by our Board of Directors on April 20, 2022. Awards of incentive options may be granted under the A&R Plan until ten years from the date of Board approval. No other awards may be granted under the A&R Plan after the date that is ten years from the date of stockholder approval.

New Plan Benefits

Because the grant of awards under the A&R Plan is within the discretion of the Compensation Committee, we cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the A&R

18 Proxy Statement and Notice of 2022 Annual Meeting

Proposal 4: Approval of the Medical Properties Trust, Inc. Amended and Restated 2019 Equity Incentive Plan

Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the A&R Plan, the following table provides information concerning the shares that were granted to the following persons and groups during 2021: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all current employees who are not executive officers, as a group.

	Stock Awards

	Dollar Value(1) ($)		Number of Awards (#)

Edward K. Aldag, Jr.	12,928,532		596,318

R. Steven Hamner	6,464,266		298,159

Emmett E. McLean	4,034,826		186,051

All current executive officers, as a group	23,427,624	(2)	1,080,528

All current directors who are not executive officers, as a group	771,826	(2)	35,568

All current employees who are not executive officers, as a group	7,612,487	(2)	374,078

(1)

The dollar value of stock awards at target represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating these values, see Note 7 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2021.

(2)	Represents the aggregate grant date fair value for the group.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the A&R Plan. It does not describe all federal tax consequences under the A&R Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. We generally will be entitled to a tax deduction in connection with other awards under the A&R Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Proxy Statement and Notice of 2022 Annual Meeting 19

Proposal 4: Approval of the Medical Properties Trust, Inc. Amended and Restated 2019 Equity Incentive Plan

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible by us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

20 Proxy Statement and Notice of 2022 Annual Meeting

We are a leading global provider of real estate capital to hospitals, and the second-largest non-governmental owner of hospitals in the world. We are unique among REITs due to our exclusive focus on investing in hospital real estate. Our hospitals and our tenant operators provided high quality care to millions of patients in the United States and abroad in 2021. Domestically, this included approximately 500,000 admissions, nearly two million emergency room visits and 300,000 surgeries.

Environmental Sustainability

We recognize the importance of environmental stewardship, and we demonstrate this through initiatives in our corporate operations, development projects and, to the extent possible, our triple-net or absolute-net lease properties. Materially, all of our leases are triple-net or absolute-net leases, which means our tenants have ultimate responsibility for deciding when and how to implement environmentally sustainable practices at the hospitals they operate. However, we communicate regularly with our tenants regarding sustainability matters and their importance.

Therefore, our environmental sustainability initiatives focus on environmental improvements to our corporate operations, environmental risk management in our development projects, and dialoguing with our tenants to better understand the environmental impact of our facilities. We also work closely with third parties to conduct physical inspections of our facilities. We recognize that our facilities generate waste and use energy, which results in greenhouse gas emissions, and that these actions have an impact on the environment.

Corporate Operations

Our commitment to environmental protection and sustainability is confirmed in our Company-wide environmental policy, which can be found on our website: https://medicalpropertiestrust.com/corporate-responsibility/.

Our employee-led Green Team strives to drive environmental performance improvements across all aspects of our business. Additionally, in 2021, we established the Environmental and Social Committee, a new standing committee of the Board, to drive further environmental performance improvements across all aspects of our business. The responsibilities of the Environmental and Social Committee include, among others, advising management with respect to the development, implementation and continuous improvement of ESG programs, policies and practices. To ensure that management is appropriately incentivized to continuously drive ESG improvements, we have incorporated ESG performance into our executive compensation program beginning in 2020.

Additionally, in an effort to measure the environmental impact of our corporate operations, we have begun tracking our Scope 1, 2 and 3 greenhouse gas emissions. In 2021, we produced the following emissions (measured in metric tons of CO2 equivalent):

◆	Scope 1: 5,205

◆	Scope 2: 747

◆	Scope 3: 709

The above data does not include our hospital portfolio, as the vast majority of our hospitals are leased on an absolute net basis. As a result, we do not exercise control over our tenants’ energy usage and emissions. Scope 2 data reported above only contemplates domestic operations, which for these purposes we estimate to comprise more than 80% of our Scope 2 emissions. Scope 3 data includes emissions from business travel.

We are investing in opportunities to reduce the carbon footprint of our corporate operations. We are in the process of developing a new corporate headquarters in Birmingham, Alabama that we expect to be LEED Platinum certified. Additionally, our new corporate office in New York City is projected to be LEED Gold certified, and the first WELL certified commercial building in New York City.

This progress has been made possible by an enhanced prioritization of sustainability efforts within our Company culture. The Green Team regularly works with environmental experts to strengthen our sustainability regimen, from the way we think about our corporate offices and business travel to the way we communicate with our tenants.

Tenant Relationships

Key to our ability to deliver sector-leading growth are the deep, strategic relationships we establish with our tenants. Materially all of our leases are triple-net or absolute-net leases, which means our tenants have ultimate responsibility for deciding when and how to implement environmentally sustainable practices at the hospitals they operate.

Proxy Statement and Notice of 2022 Annual Meeting 21

Corporate Responsibility

We actively engage with tenants regarding the environmental sustainability of their properties and operations.

We undertake due diligence on new investments and evaluate environmental risks associated with real estate investment transactions. In the event that our due diligence uncovers environmental contamination, we and our tenants work to mitigate any issues through:

◆	Prior owner or tenant remediation commitments in accordance with regulatory requirements;

◆	Property submission into a voluntary compliance or clean-up program;

◆	The use of environmental or other insurance policies as recommended by outside counsel and risk management firms; and

◆	The use of third-party firms that conduct physical inspections of our facilities to understand the operations and environmental improvements needed.

SPOTLIGHT ON TENANT SUSTAINABILITY EFFORTS

Our tenants are focused on making progress to reduce their carbon footprint. Through our ongoing discussions regarding sustainability efforts, we are pleased to report the following environmental improvements, from tenants reporting approximately 80% of our 2021 revenues. Data below was provided to us by our tenants:

Steward Health Care

Steward implemented an energy savings program, eOptimization Program (in 2011). In 2013, International Facility Management Association awarded Steward the Best Practice in Sustainable Building Operations by a Building Owner for its Pilot Energy eOptimization Program. Subsequently, Steward implemented the eOptimization Program throughout their broader portfolio.

By investing in various building improvements (ventilation, building automation system (BAS) controls, steam controls, plumbing, lighting etc.), controlled Energy Efficiency Measures (EEM’s), and a process for checks and balances, throughout their hospital portfolio, Steward has been able to achieve:

◆  Greater than 12% annual energy savings

◆  Reduced electricity demands:

 Decreased electricity demand by 67.3 gigawatt-hours, which equates to taking 10,979 cars off the road for one year

 Saved 9.9 million therms of natural gas, which equates to the sequestration of carbon dioxide by more than 1.3 million trees

◆  Steward has a plan for carbon neutrality and has reduced their CO2 emissions by 29.9% (105,153 metric tons) over 10 years, from 340,774 metric tons in 2011 to 235,621 metric tons in 2021

◆  Saved $2.7 million in climate benefits

◆  Saved $2.1 million in health benefits by reducing air pollution resulting in fewer deaths, hospital visits and lost days of work and school

In addition to the positive impact to the environment, these improvements have resulted in significant cost savings:

◆  Cost savings of $3.3 million in 2021

◆  Since inception in 2011, Steward has documented $18.3 million in cumulative savings – sufficient to purchase 37 magnetic resonance imaging machines

Prospect Medical Holdings

Prospect Medical has completed the following environmental improvements:

◆  100% conversion to LED lighting in common area and exterior/site lighting

◆  LED conversion in progress for all patient rooms

◆  Completed holistic energy audits to identify energy efficiency opportunities and leveraged property assessed clean energy (PACE) financing to implement energy savings projects

◆  Implemented improvements to facility envelopes and HVAC systems to ensure resiliency while also improving the energy efficiency of the buildings

22 Proxy Statement and Notice of 2022 Annual Meeting

Corporate Responsibility

SPOTLIGHT ON TENANT SUSTAINABILITY EFFORTS (continued)

MEDIAN / Priory Group

MEDIAN has committed to decreasing Scope 1 and Scope 2 emissions by 25% over the next five years with interim annual targets of 5% reductions. MEDIAN’s strategy to meet their carbon reduction goals began with carbon accounting of the portfolio and establishing a data collection framework moving forward, and then evaluating and implementing energy saving measures and supply decarbonization solutions. Implemented measures include:

◆  Procuring renewable electricity for the portfolio

◆  LED lighting conversions across the hospital portfolio, which are nearly complete

◆  Implemented combined heat and power systems at approximately a third of assets to significantly reduce energy use

◆  Decreased pool water temperatures by a few degrees to decrease energy use and thus carbon emissions

◆  Planning to deploy a smart thermostat solution to address the substantial heating load in the portfolio and reduce heating use when spaces are vacant

◆  Investigation and planning for photovoltaic systems on roof tops at various facilities across their portfolio

◆  Purchasing electric transport vehicles (used for patient transport) and installing electric vehicle charging stations

◆  Development of key performance indicators for measuring reductions in energy use and greenhouse gas emissions

Priory has set the same carbon reduction targets as MEDIAN and is in the carbon emissions and energy use accounting stage.
Following data collection, they plan to develop a targeted list of energy efficiency solutions and supply decarbonization strategies that they will roll out over the portfolio.

Ernest Health

Ernest Health has also implemented or plans to implement various environmentally efficient and sustainability initiatives at the recently completed development facilities in Bakersfield, California and Elgin, South Carolina and the ongoing development facility in Stockton, California including:

◆  High efficiency LED lighting with occupancy sensors

◆  HVAC equipment designed to utilize economizer cycles to reduce energy consumption

Additionally, at the Bakersfield, California facility, Ernest implemented the following:

◆  10 electric vehicle charging stations

◆  Landscaping that requires low irrigation and a 72-hour back-up water storage that will be tied in with the landscape irrigation system so that when flushing the system, the unused water is utilized for landscape irrigation

◆  Building is solar ready, which means the design considered the necessary electrical panel space in the building and a pathway from that panel to the roof

Additionally, at the Elgin, South Carolina facility, Ernest has implemented the following:

◆  Light color (high albedo) roofing materials that reflect sunlight instead of absorbing heat to reduce heat gain and lower cooling costs

◆  Enhanced roof and wall insulation that reduce heat gain and lower cooling costs

◆  Glazing provided with high solar heat gain coefficient (SHGC) and high insulation values reducing heat gain and lowering cooling costs

◆  Large windows to enhance daylighting and view for staff and patients

◆  Building finishes made of recycled content, wherever possible

◆  Switched to no wax floors to reduce floor maintenance costs and to cut down on floor buffing that affects indoor air quality

Additionally, at the Stockton, California facility, Ernest has plans to implement the following:

◆  Landscaping that requires low irrigation to conserve water

LifePoint Health

LifePoint has implemented a number of environmental sustainability initiatives:

◆  Expected annual energy savings of $580,000 at all MPT hospitals from projects started in 2020 and 2021 as part of LifePoint’s Energy Optimization Program. Beyond cost savings, LifePoint expects an annual electric consumption reduction of more than 7,300,000 kWh and an annual natural gas consumption reduction of more than 10,000 MMBtu.

 The optimization program included LED lighting retrofits, retro-commissioning of HVAC systems and infrastructure upgrades

 Energy profiles for all of MPT’s LifePoint hospitals are reviewed monthly to assist in identifying opportunities to drive down energy consumption

◆  An energy analytics tool is actively rolling out to further analyze hospital facilities. Personnel are being educated to identify local energy conservation opportunities

◆  A national waste removal and recycling vendor has been chosen to consolidate operations and find recycling opportunities in the markets. This program will help improve visibility to the waste sent offsite in order to implement local reduction strategies, where possible

Proxy Statement and Notice of 2022 Annual Meeting 23

Corporate Responsibility

SPOTLIGHT ON TENANT SUSTAINABILITY EFFORTS (continued)

Prime Healthcare Services

Prime Healthcare Services has been tackling ESG throughout their portfolio through the lens of five goals: reduce consumption, increase efficiency, increase renewables, cost reduction, and improve corporate responsibility. Measures undertaken to meet these goals include:

◆  Installed solar PV carport projects at two facilities to decrease grid-supplied electricity

◆  Installed a Co-Generation system at one of the facilities to decrease energy use through high-efficiency energy production

◆  Fuel cells have been installed at six locations, which has resulted in decreased energy use and thus decreased carbon emissions

◆  The portfolio is working on a 100% conversion to LED throughout all assets

Circle Health

Circle Health has communicated to us the following, which indicates the initiatives Circle Health may implement:

◆   Reporting of Carbon Reduction Commitment under the Streamlined Energy & Carbon Reporting scheme

◆   Reporting under the United Kingdom’s Energy Savings Opportunity Scheme

◆   Group-wide energy reduction campaign, including:

 Smart selection of energy efficient replacement equipment within the capital process

 Remote connection and optimization of hospital Building Management Systems (BMS)

 Synchronizing BMS timeclocks with hours of work

◆  Voltage Optimization and Power Factor Correction across sites to ensure electrical supply loading is efficient

◆  Reporting on energy consumption across the company

◆  Improve the efficiency of waste management processes through monitoring and reporting

◆  Ensure that new capital investment incorporates group environmental requirements as far as possible

◆  Leak-testing of refrigerant gas systems and reporting on gas use across the estate to enable reduction of refrigerant gas impact

◆  Inspection of all oil storage equipment across the estate

◆  Working towards making an electric vehicle point charging solution available to all sites

Infracore

Infracore signed a cantonal commitment with Swiss Medical Network (“SMN”), its tenant operator, to reach 20% increase in energy management efficiency (consumption and emissions) over the next 10 years.

Additionally, Infracore has implemented various energy saving measures and commitments in all new buildings and construction projects, executed according to the state-of-the-art energy saving recommendations that included:

◆  Reduced energy use for space heating, cooling and water heating

◆  Reduced electricity use for lighting

◆  Sustainable solutions implemented such as solar panels

◆  Continuous heavy investments by SMN into the latest medical equipment in all hospitals of the group to optimize energy and water consumption

Healthscope

Healthscope is commencing a pilot study to develop a sustainability improvement process utilizing a new Building Management System. The pilot is initially focused on energy management in high consumption areas such as radiology. The new system is expected to allow Healthscope to monitor and manage consumption with more precision, and to support sustainability initiatives going forward. Healthscope expects to roll the program out to additional sites throughout 2022.

24 Proxy Statement and Notice of 2022 Annual Meeting

Corporate Responsibility

Climate Change Risk

We also consider climate change related risks to our business. Extreme weather and changes in precipitation and temperature as a result of climate change could cause physical damage to, or a change in demand for, our properties. To mitigate these risks, we plan to collaborate with our tenants and other relevant stakeholders.

MPT acknowledges the risks of climate change. We recognize that our assets are vulnerable to climate related risks.

In an effort to address the risk of climate change to our business, we do the following:

◆   Integrate robust enterprise risk management and strategic planning

◆   Design our governance structure to provide the necessary opportunities for the Board and executive leadership to exercise their oversight responsibilities with respect to strategy and risk

◆   Organize our risk management team to be responsible for managing operational risk for our business and our executives to be responsible for enterprise risk management

◆   Diversify the footprint of our portfolio across multiple risk factors

◆   Work with our tenants to build in resiliency considerations into asset development projects during the planning and construction process. We may then invest in upgrades to our properties, which helps mitigate the effects of climate change in the long term

◆   Provide our tenants, after appropriate due diligence, with additional funds for capital projects, which may improve the resiliency of our properties, including roof replacements, placement of storm windows and elevation of generators

◆   Monitor the environmental performance of our tenants

◆   Observe local risks and hazards, including identifying zones likely to experience flooding and earthquakes

◆   Place insurance for our properties at our corporate level to ensure all of our assets are properly insured

Our Communities

We provide financial and volunteer support for private and public non-profit programs aimed at improving the communities in which we operate and public health in general. Our efforts are coordinated by our employee-led Charity and Community Support Committee.

We contributed to over 200 charitable organizations in 2021

Proxy Statement and Notice of 2022 Annual Meeting 25

Corporate Responsibility

Human Capital Management

◆   To support the tremendous growth of our Company, we have grown our team with the addition of 17 new employees in 2021. Today, we are a team of approximately 125 professionals, and we are committed to providing a challenging and dynamic work environment and to supporting professional and personal growth and development needs.

◆   Our commitment to protecting the rights of our employees, and to keeping them safe, is confirmed in our Company-wide human rights policy and health and safety policy, which both can be found on our website: https://medicalpropertiestrust.com/corporate-responsibility/.

◆   All employees are also required to adhere to the highest ethical standards, including those confirmed in our Company-wide anti-bribery and corruption policy which can be found on our website: https://medicalpropertiestrust.com/corporate-responsibility/.

◆   We are committed to a diverse and inclusive workforce and have significantly increased the diversity of our workforce, over the past few years.

◆   We offer a competitive benefits package and equal employment opportunities designed to help recruit and retain high-quality, motivated employees, and to ensure their health and security. We recently added paid parental leave and incremental coverage for fertility assistance.

Competitive Employee Benefits

Top-of-the-line insurance coverage including health,
secondary health, dental, vision and life, with individual coverage at no cost to employees

401(k) Plan with employer matching

Stock awards granted to all employees

Monthly Fitness Allowance for employees with gym memberships and/or training programs

Reimbursement for concierge physician

Employee Assistance Program at no cost to employee

Open, collaborative workspaces

Paid parental leave

Personnel development through trainings and conferences, including off-site corporate retreats

Additional paid time off day annually for charitable work

Incremental coverage for fertility assistance

◆

We provide leadership training for employees who are moving into management roles, and we offer training and continuing education opportunities. We pay expenses when employees attend continuing education courses in order to maintain their professional certifications. We also pay expenses when employees attend seminars and workshops on topics related to their job responsibilities.

◆

As part of our ongoing commitment to data privacy and security, we also conduct cybersecurity and security awareness training throughout each year. This training is also part of the employee onboarding process.

◆

We engage legal experts to provide training sessions on matters pertaining to (i) harassment in the workplace, (ii) Family and Medical Leave Act basics, (iii) legal issues in interviewing, (iv) promoting diversity in the workplace and (v) discrimination, disability and documentation.

26 Proxy Statement and Notice of 2022 Annual Meeting

Corporate Responsibility

◆

In 2021, we issued an anonymous, independent employee engagement survey covering 100% of domestic employees with a 94% response rate, that covered topics such as company culture, work environment, training and development and overall job satisfaction. The results of the surveys are presented to management and to the Board and used to assess potential human capital risks and identify opportunities for deeper employee engagement. Such surveys are valuable indicators, and in 2022, we issued another survey and may continue to use them to help manage human capital going forward.

◆	We were ranked among the best places to work in healthcare in Modern Healthcare’s Best Places to Work 2021, a premier award program in the top U.S. healthcare news publication.

◆

We are firmly committed to providing equal opportunity in all aspects of employment and absolutely forbid discrimination against any person or harassment, intimidation or hostility of any kind, including on the basis of race, religion, color, sex, sexual orientation, sexual or gender identity, age, disability, national origin, military or veteran status, or retaliation against any other characteristic or conduct that may be protected by applicable local, state or federal law. We provide training on anti-harassment policies.

◆	Our commitment to a diverse and inclusive workplace is demonstrated by the following:

For more information, please go to the Responsibility section of our website: https://medicalpropertiestrust.com/corporate-responsibility/

Proxy Statement and Notice of 2022 Annual Meeting 27

Executive Summary

Our Unique Business Model

Medical Properties Trust is a multi-faceted global organization that acquires and develops healthcare facilities and leases the facilities to healthcare operating companies under long-term net leases. We are the first U.S. company of its kind to invest in hospitals globally with approximately $22 billion invested around the world on a pro forma basis(1), as of December 31, 2021. Our diversified geographic footprint spans ten countries and 32 states in the U.S. We are at the forefront of our industry as the global leader in hospital real estate finance, providing crucial financing to our hospital operators, and unlocking significant value to fund critical growth in a vital industry. This sets us apart from most equity REITs, both in the healthcare and broader REIT sectors, and in order to successfully execute our strategy and effectively manage our complex operations, our executives require expertise both within the real estate industry and the medical industry. Furthermore, our expansive global operations add a unique layer of complexity that requires specialized knowledge and understanding of distinct international markets to successfully execute transactions and operations around the world.

2021 Performance Highlights

2021 reflected another remarkable year of performance for MPT following our record year in 2020. We continued to execute our expansive growth pipeline on a global level while generating significant value to our stockholders.

Financial Performance

◆	Sustained outperformance building on strong financial performance in 2020 and positioning of our portfolio over the past several years, including the following achievements:

Value-Added Transactions	Strong Earnings Growth		Sustainable Future
$3.9 Billion acquisitions closed in 2021 worldwide	37%	11%	17.8 Years
Over $12 Billion since 2019	Year-over-year growth in net income per share	Year-over-year growth in Normalized FFO(2) per share	Weighted-Average Lease and Loan Maturity

◆	Two consecutive years of double digit growth in net income and Normalized FFO(2)

◆	122% growth in total pro forma gross assets(1) since the beginning of 2019

◆	Continued to improve tenant diversification with no single property representing more than 3% of our overall portfolio(1)

(1)	Refer to Appendix A for our definition of total pro forma gross assets and a reconciliation of total assets to total pro forma gross assets.
(2)	Refer to Appendix A for our definition of FFO and Normalized FFO and a reconciliation of net income to FFO and Normalized FFO.

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Compensation Discussion and Analysis

Total Stockholder Return Performance

◆	Since our IPO, we have generated over $8.0 billion in stockholder value creation, with over $5 billion in value created since the beginning of 2019

Cumulative 5-Year TSR Growth

(Value of $100 invested in 2016)

◆

Building on our strong total stockholder returns in 2021, we continue to provide consistent value creation on an absolute basis resulting in a two-year total stockholder return of +25% and three-year total stockholder return of +73%:

	1-Year TSR	2-Year TSR	3-Year TSR	5-Year TSR	10-Year TSR	Since-IPO TSR

Medical Properties Trust	14%	25%	73%	160%	357%	661%

Dow Jones U.S. Real Estate Health Care	16%	5%	27%	38%	102%	320%

S&P Global REIT	33%	22%	52%	57%	163%	211%

◆	Steady dividend growth with 9 consecutive years of dividend increases that has continued in 2021, with 3.7% year-over-year growth

Dividend per Share Growth

3.8% CAGR since 2012

Proxy Statement and Notice of 2022 Annual Meeting 29

Compensation Discussion and Analysis

Stockholder Engagement

Stockholder support for our Say-on-Pay proposal continues to be strong. Over 95% of the shares present and entitled to vote at our 2021 Annual Meeting were cast in favor of the 2021 Say-on-Pay proposal. Average Say-on-Pay support over the past five years is approximately 95%, with over 92% support in each year, exceeding overall support in the REIT industry.

Proactive engagement and transparency. Our history of Say-on-Pay results is indicative of our stockholders’ support and approval of our executive compensation program. Our stockholders continue to affirm their positive support and feedback for our program and, accordingly, we maintained the core elements of our compensation program but continued to make enhancements to further maintain our strong governance standards.

We actively engage with our stockholders in person and telephonically to ensure that they are fully informed about our executive compensation policies. In the past three years, we have held discussions with stockholders representing approximately 60% of our shares outstanding.

Review:   Review results from the Annual Meeting to inform the framework of our annual compensation review process

Analyze:  Monitor market trends and review compensation policy based on governance trends and stockholder feedback (e.g., benchmarking levels and structural considerations)

Engage:   Engage with stockholders regarding the core structure and elements of our executive compensation

Implement:  Implement and adjust compensation program based on feedback from stockholders and current market and governance standards

File:    Publish annual proxy statement and prepare for Annual Meeting of stockholders

30 Proxy Statement and Notice of 2022 Annual Meeting

Compensation Discussion and Analysis

What We Heard

In 2021, the feedback on our executive compensation program from our stockholder engagement efforts was positive and resulted in consistently strong Say-on-Pay approval. Based on the overwhelmingly positive support of our program from our stockholders, we kept the overall structure of the compensation program and magnitude of compensation largely unchanged with the exception of minor enhancements to further strengthen alignment with our stockholders as further described below in our “Evolution of our Compensation Program”.

Over the past several years, stockholder feedback on our executive compensation program has included the following key themes:

Transparency

Stockholder Feedback: Strong emphasis on the importance of transparency on compensation program design and related decisions.

Our Approach: Continuous refinement and enhancements to our proxy disclosure on annual basis to ensure our investors have a clear understanding of our rationale and decision-making process, as well as improvements to our overall proxy disclosure and governance-related matters.

Pay-for-Performance

Stockholder Feedback: Indicated a strong preference for performance-based incentives that are tied to rigorous short-term and long-term performance goals.

Our Approach: The overwhelming majority of our NEOs’ compensation is tied to formulaic incentives either through our annual cash bonus program that supports our annual business plan or long-term incentives that require both the achievement of our multi-year business strategy and strong absolute and relative TSR performance.

Pay Alignment

Stockholder Feedback: Compensation should be tied to a company’s business strategy and aligned with stockholders’ interests.

Our Approach: Our compensation program directly supports our strategic business plan that includes executing accretive acquisitions supported by strategic financing and strong balance sheet management that translates into significant value creation for our stockholders.

Proxy Statement and Notice of 2022 Annual Meeting 31

Compensation Discussion and Analysis

Evolution of Our Compensation Program and Governance. We have made consistent progress in developing a compensation program that is aligned with best market and governance practices. The importance of stockholder engagement is evidenced by the meaningful enhancements we have made over the years:

Compensation and Governance Evolution
2018 and Prior

›  Streamlined annual cash incentive measures and clarified rationale for metrics

›  Adopted anti-hedging and anti-pledging policies for NEOs, directors and employees

›  Implemented a clawback policy that applies to both cash and equity compensation

›  Established executive stock ownership guidelines, including a minimum of 6x base salary for the CEO

›  Committed to eliminate multi-year evergreen, single-trigger change of control and excise tax gross-up provisions from future employment agreements (no such provisions have been included in Company contracts since 2003)

2019

›  Modified performance-based equity awards to include both operational performance metrics that drive long-term stockholder value creation and TSR metrics

›  Reduced the discretionary portion of annual cash incentives from 35% to 20%

›  Established an employee-led Green Team

›  Implemented Company-wide environmental initiatives and engaged in active dialogue with our tenants and developers on ESG-related matters

2020

›  Increased the performance-based equity portion to represent two-thirds of the target long-term incentive value

›  Incorporated an absolute TSR modifier (in addition to the existing relative TSR modifier) to ensure that our executives would not be significantly rewarded during periods of low or no growth (payouts reduced up to 25% if TSR is below 3% per annum)

›  Refined our executive compensation peer group to include only the most comparable REITs using a transparent selection methodology

›  Added ESG performance to the annual cash bonus program consistent with our commitment to ESG initiatives

›  Diversified our Board with one additional female director who is also Latina and a native of Costa Rica

2021 - 2022

›  Continued to achieve market leading say-on-pay support, including 95.5% in 2021

›  Established two new standing Board committees including an Environmental and Social Committee and a Risk Committee

›  Demonstrated our commitment to Board refreshment and diversity with the addition of one additional female director (female directors now represent 33% of the Board up from 25%)

›  No increases to target compensation for our NEOs despite the significant increase to our size and complexity of business and consistently being in the top quartile of performance over both the short- and long-term

›  Streamlined CD&A disclosure to enhance pay transparency

›  Enhanced disclosure on how we determine equity awards and the Compensation Committee’s assessment of the discretionary portion of the bonus program

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Compensation Discussion and Analysis

Compensation Philosophy, Design and Process

Our executive compensation program is designed to attract and retain high caliber executives capable of managing our unique business model with expertise in real estate, healthcare, international and financing operations. The foundation of our program was designed to motivate and reward executives to execute on our business strategy tied to rigorous performance goals that ultimately result in significant value created for our stockholders. In the years following, we have made several enhancements but maintained the core elements of our program. The effectiveness of our executive compensation program is illustrated by the achievement of record performance – far surpassing our peers – over the past several years:

◆	Strong TSR of 73%, outperforming the healthcare REIT industry by 46% since the beginning of 2019, which was the first year under the construct of our current compensation program

◆	Accretive acquisitions of over $12 billion since the beginning of 2019

◆	Growth in net income of 126% and Normalized FFO(1) of 118% and over the past four years

Additionally, we believe that our current executive compensation program represents a balanced and strategically aligned pay-for-performance program as demonstrated by the following:

◆

Approximately 70% of our CEO’s compensation is variable and at-risk, tied directly to the achievement of operational and financial performance, because we value the clarity of formulas that tie compensation to stockholder returns in the long-term.

◆

The variable components of our compensation program specifically include rigorous performance goals meant to motivate management to execute our business plan tied to accretive growth, strategic financing and raising efficient capital. In our long-term program, we set a new EBITDA growth target that is 49% higher than our 2020 target.

◆

The majority of our equity awards (approximately two-thirds for all NEOs) are at-risk performance-based stock awards earned based on the achievement of operational goals and subject to adjustment based on both absolute and relative TSR, with the remainder granted in time-based stock awards that are subject to the same stock price fluctuations as our stockholders. This approach reflects our understanding that our investors value equity-based compensation to align our executives’ interests with those of our stockholders.

◆

Less than 10% of our CEO’s compensation is guaranteed in the form of base salary, which plays a recruiting and retention role, because we can neither wait for the long-term to arrive before compensating our people nor incentivize a risky swing-for-the-fences strategy.

(1)	Refer to Appendix A for our definition of FFO and Normalized FFO and a reconciliation of net income to FFO and Normalized FFO.

Proxy Statement and Notice of 2022 Annual Meeting 33

Compensation Discussion and Analysis

Our Executive Compensation Process

Compensation Committee	Compensation Consultant	Management
Provides independent oversight and final approval with respect to executive compensation matters	Provides guidance to the Compensation Committee on compensation matters, including benchmarking for pay levels, pay practices and governance trends	Provides additional information as requested by the Compensation Committee

Assesses corporate and individual performance as it relates to actual compensation for our NEOs	Assists with peer group selection and analysis	CEO provides input on individual performance for other NEOs and achievements relating to strategic non-financial business goals

Administers our equity incentive programs, including reviewing and approving equity grants to our NEOs	Reviews and advises on recommendations, plan design and measures

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee is responsible for designing our executive compensation plans, establishing compensation levels, and measuring the performance of our NEOs. The Compensation Committee, which consists of three independent directors, is responsible for the review and approval of all aspects of our executive compensation program. Among other duties, the Compensation Committee is responsible for the following:

◆	Reviewing and approving, on an annual basis, the corporate incentive goals and objectives relevant to the annual cash bonus plan and performance-based shares

◆	Evaluating the performance of our executive officers in light of these goals and objectives

◆	Evaluating the competitiveness of each executive officer’s total compensation package relative to what other publicly traded and private equity-backed real estate investors may offer

◆

Approving any changes to each of our executive’s total compensation package, including, but not limited to, base salary, annual and long-term incentive award opportunities and payouts, and retention programs

In order to assist the Compensation Committee to design, establish and monitor our executive compensation plans, the Compensation Committee has engaged an independent executive compensation consultant, as described below.

Peer Group Data

We use peer group data to ensure that our compensation program remains both appropriate and competitive in relation to those companies with whom we most directly compete for talent and business opportunities, among other things. Constructing an appropriate peer group requires various considerations as no single company or industry fully captures the scope of our operations. In particular, the complexities faced by our Company as a result of our global operations and the expertise required of our executives given our specialized assets presents a unique challenge in developing an appropriate peer group.

On an annual basis, we review our peer group to ensure the overall composite reflects an appropriate competitor set. Accordingly, we reviewed our peer group based on the following criteria:

◆	Size: REITs within an appropriate size range, in terms of total capitalization, relative to our Company (i.e., approximately 0.4x to 2.5x, which is consistent with ISS size selection criteria)

◆	Global: Companies with a global presence that reflect the same complexities faced by our global operations and challenges associated with operating on an international scale

◆	Healthcare Expertise: REITs that primarily invest in medical properties and/or healthcare assets whose executives require expertise in the healthcare/medical sector

◆	Specialized REITs: REITs with specialized assets that require executives to have knowledge of the underlying assets

◆	Net Lease REITs: REITs with a significant portion of properties leased on a triple-net basis

34 Proxy Statement and Notice of 2022 Annual Meeting

Compensation Discussion and Analysis

In 2020, we refined our peer group identification methodology to include only REITs, with a focus on strategic peers that better reflect the uniqueness of our business, growth initiatives and global operations. For 2021, the Compensation Committee carefully reviewed the peer group with its independent compensation consultant to ensure that it continued to reflect, on a blended basis, our unique dynamics while taking into account our significant growth and M&A activity.

The approved peer group for 2021 includes the following companies (ranked by total capitalization) and Medical Properties Trust is slightly above median of the peer group based on total capitalization:

Company	Total Capitalization	Industry	Size	Global	Healthcare Expertise	Specialized REIT	Net Lease REIT

SBA Communications Corporation	$58,554	Specialty REIT	◆	◆		◆
Welltower Inc.	$52,467	Health Care REIT	◆	◆	◆	◆	◆

Alexandria Real Estate Equities, Inc.	$46,435	Office REIT	◆	◆		◆	◆

Boston Properties, Inc.	$35,397	Office REIT	◆			◆

Ventas, Inc.	$33,041	Health Care REIT	◆	◆	◆

Iron Mountain Incorporated	$26,771	Specialty REIT	◆	◆	◆	◆

Healthpeak Properties, Inc.	$25,916	Health Care REIT	◆	◆	◆	◆

Medical Properties Trust, Inc.	$24,675	Health Care REIT	◆	◆	◆	◆	◆

Vornado Realty Trust	$19,641	Office REIT	◆			◆

Gaming and Leisure Properties, Inc.	$17,921	Casino REIT	◆			◆	◆

Omega Healthcare Investors, Inc.	$12,534	Health Care REIT	◆	◆	◆		◆

Kilroy Realty Corporation	$12,057	Office REIT	◆			◆

Douglas Emmett, Inc.	$11,910	Office REIT	◆			◆

Healthcare Trust of America, Inc.	$10,821	Health Care REIT	◆		◆		◆

SL Green Realty Corp.	$10,004	Office REIT	◆			◆

Hudson Pacific Properties, Inc.	$8,740	Office REIT	◆			◆

JBG SMITH Properties	$6,249	Diversified REIT	◆			◆

(1)	Based on the selection criteria above, QTS Realty Trust, Inc. and CyrusOne, Inc. were removed from the peer group and JBG SMITH Properties and Welltower Inc. were added to the peer group for 2021

(2)	All financial data in $ millions per S&P Capital IQ Pro as of December 31, 2021

How We Use Peer Group Data

During 2021, the Compensation Committee utilized peer group compensation data to understand the Company’s pay levels and structure as compared to the market. Although the Compensation Committee does not adhere to a specific formula nor does it target a certain percentile of compensation, we believe it is important to understand the competitive landscape to effectively assess each NEO’s total compensation opportunity, pay mix and overall governance and market trends. We strive to ensure that our compensation program and opportunities remain equitable and competitive, while also considering factors such as size, scope of operations and our relative performance, as appropriate.

Role of the Compensation Consultant

The Compensation Committee recognizes that it is essential to receive objective advice from its outside compensation consultant and, in 2021, the Compensation Committee retained Gressle & McGinley, LLC, a nationally recognized compensation consulting firm (the “Compensation Consultant” or “Gressle & McGinley”). The Compensation Consultant was engaged by and reports directly to the Compensation Committee. Upon the request of the Compensation Committee, a representative of Gressle & McGinley attended meetings of the Compensation Committee and communicated with the Chairman of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our executive officers.

Proxy Statement and Notice of 2022 Annual Meeting 35

Compensation Discussion and Analysis

The Compensation Consultant provides various executive compensation services to the Compensation Committee. Generally, these services include, among others, (i) advising the Compensation Committee on the principal aspects of our executive compensation program and director compensation program and evolving industry practices; (ii) presenting information to assist the Compensation Committee in determining the appropriate peer group to be used to evaluate the competitiveness of our compensation program; (iii) providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to our performance; and (iv) preparing recommendations based on the Company’s performance, current market trends and corporate governance developments. The Compensation Committee has determined, based on a review of relevant factors, that Gressle & McGinley is independent and that their work has not raised any conflict of interests. The Compensation Committee also closely examines the safeguards and steps that Gressle & McGinley takes to ensure that its executive compensation consulting services are objective.

Other than advising the Compensation Committee as described above, Gressle & McGinley did not provide any other services to the Company in 2021.

Role of the Chief Executive Officer

Although executive compensation determinations are ultimately made by the Compensation Committee, the CEO provides additional information to assist the Committee in evaluating and determining executive compensation and provides input on each executive officer’s performance, other than his own.

36 Proxy Statement and Notice of 2022 Annual Meeting

Compensation Discussion and Analysis

Compensation Program Features

The following chart provides an overview of the components of our 2021 executive compensation program, including the objective of each component and how it ties to our overall compensation philosophy, which can be summarized in the following key categories:

Retention	Provide Competitive Pay Opportunities
Motivate Execution of Business Strategy	Balance Short-Term and Long-Term Performance
Alignment with Stockholders	Drive Performance Through Rigorous Performance Goals

Element	Description	Objective	Pay Philosophy Element

Base Salary	Based on duties, experience and internal pay equity	Provides a fixed level of cash compensation to attract and retain talented executives

Annual Cash Bonus	50% Normalized FFO per Share	Aligns our executives with near-term financial goals and strategic priorities, which for 2021 included FFO growth and managing leverage
20% EBITDA/Interest Expense
10% ESG Initiatives

For 2021 as we remain focused on the importance of ESG for both internal and external stakeholders, we continued to include the achievement of ESG initiatives in our annual cash bonus program as standalone assessment criteria

	20% Qualitative Performance	Given that the majority of our compensation is based on pre-established metrics and goals, allows for a subjective assessment of performance on a more holistic basis and considers factors that may not be quantifiable

Time-Based Shares	Vest ratably over 3 years	Promotes retention and aligns executives with stockholders

Performance-Based Shares	30% FFO per Share Growth	Rewards executives for meaningful FFO per share growth in both the short- and long-term. Achievement of these goals requires significant accretive growth on an annual and cumulative basis
	40% EBITDA	Ensures that executives are focused on profitability and stockholder value creation through sector-leading EBITDA growth in both the short-term and long-term periods
30% Acquisitions

Motivates our executives to execute our growth strategy that involves making accretive acquisitions to achieve portfolio growth that would not be achieved through a simpler organic growth model focused only on leasing spreads

	Absolute and Relative TSR Modifier	Adjusts payouts to align with long-term stockholder returns on both an absolute and relative basis

Proxy Statement and Notice of 2022 Annual Meeting 37

Compensation Discussion and Analysis

Elements of Pay

Base Pay

Base pay represents fixed cash compensation intended to attract and retain talent and is generally determined based on a review of individual experience, performance, internal pay equity considerations and peer group base pay levels. Although base pay levels are only adjusted periodically, the Compensation Committee reviews levels annually.

The following chart sets forth 2021 base salaries for our NEOs, which remained unchanged from 2020 amounts.

Named Executive Officer	2021 Base Salary ($)

Edward K. Aldag, Jr.	1,000,000

R. Steven Hamner	675,000

Emmett E. McLean	550,000

For 2022, base salaries will remain flat for our NEOs.

Annual Cash Bonus Plan

Annual Cash Bonus Opportunities

For 2021, cash bonus opportunities for our NEOs as a percent of base salary were as follows:

Named Executive Officer	Threshold	Target	Maximum

Edward K. Aldag, Jr.	100%	200%	300%

R. Steven Hamner	100%	150%	225%

Emmett E. McLean	50%	100%	175%

We make periodic adjustments to pay opportunities, which were last adjusted in 2020 in an effort to bring more balance to our compensation pay mix with minimal increases to base salaries. For 2022, annual cash bonus opportunities will continue to remain unchanged.

Annual Cash Bonus Plan Metrics

The cash bonus plan metrics are reviewed annually by the Compensation Committee to ensure continued alignment with our strategic goals for the upcoming year. These goals are critical to our long-term success and are designed to be challenging and rigorous to ensure that we remain focused on differentiated growth and our overall business strategy. Nevertheless, we ultimately outperformed on each measure, meeting or surpassing the stretch goals.

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Compensation Discussion and Analysis

The 2021 cash bonus plan metrics are set forth in the following chart:

Performance Metric	Weighting	Threshold	Target	Maximum	2021 Achievement
Normalized FFO Per Share Encourages focus on profitability as measured by the most frequently used REIT earnings measurement on a per share basis; mitigates the risk of non-profitable acquisitions or other low-quality growth.	50%	$1.60	$1.64	$1.69	> $1.69

Target Normalized FFO per share represents a 4.55% increase over 2020 results, which is higher than median FFO growth among other equity REITs.
EBITDA/Interest Expense Ratio Motivates management to maintain financial health and a low cost of capital	20%	3.5x	3.7x	3.9x	4.1x

The 3.7x target ratio was established based on our historical strategies and debt levels as publicly disclosed during recent years. We met the maximum coverage ratio goal by growing earnings and maintaining a low cost of capital.

Environmental, Social and Corporate Governance Encourages management to prioritize and execute on annual ESG initiatives	10%	Compensation Committee’s Assessment			Achieved Annual ESG Initiatives

ESG accomplishments include (i) improved MSCI rating to BB, (ii) ranked by Modern Healthcare as one of the best places to work for millennials, and (iii) engaged multiple advisors to assist in our ESG strategy and environmental data collection.

Qualitative Performance Review Represents indicators of the executive’s success in fulfilling his responsibilities to the Company and in executing its strategic business plan.	20%	Compensation Committee’s Assessment			See Below

See below for additional detail on the Compensation Committee’s review of qualitative performance.

How We Determined Qualitative Performance for the Annual Cash Bonus Plan

The Compensation Committee assessed qualitative performance of the Company and of each NEO, which accounts for only 20% of the overall bonus. Our NEOs’ performance is most directly tied to the Company’s overall financial and operational accomplishments and accordingly, the Committee assessed the qualitative component based on the following key considerations:

Strong earnings growth including year-over-year growth in earnings per share of 37% and year-over year growth in Normalized FFO per share(1) of 11% as compared to approximately 6% for all US Equity REITs and 0% for U.S. Healthcare REITs(2)

Closed on $3.9 billion in acquisitions during 2021

Established measures for employees to transition back to the office and continued to maintain the safety and health of our employees

Total stockholder return of +14% over the one-year period and +73% over the three-year period

Continued to improve tenant diversification by expanding the number of operators comprising the top 96% of our assets(3) to 53 (from 50 in 2020) and strategically transitioning to new operators

Sold a 50% stake in a portfolio of eight Massachusetts-based hospitals that generated $1.3 billion in proceeds (Received binding commitment in 2021; closed in first quarter of 2022.)

(1)	Refer to Appendix A for our definition of FFO and Normalized FFO and a reconciliation of net income to FFO and Normalized FFO

(2)	Information based on KeyBanc Equity REIT Leaderboard, published December 31, 2021

(3)	Based on total pro forma gross assets; Refer to Appendix A for our definition of total pro forma gross assets and a reconciliation of total assets to total pro forma gross assets

Proxy Statement and Notice of 2022 Annual Meeting 39

Compensation Discussion and Analysis

Based on the above and the 2021 performance highlights previously discussed under “2021 Performance Highlights”, the Compensation Committee determined that the qualitative component of the 2021 cash bonus program was earned at the maximum, with overall cash bonus amounts as follows:

Named Executive Officer	2021 Earned Bonus ($)

Edward K. Aldag, Jr.	3,000,000

R. Steven Hamner	1,518,750

Emmett E. McLean	962,500

2021 Annual Equity Awards

We use a balanced approach to equity compensation and grant a combination of both time-based shares and performance-based shares, with the majority of the awards (approximately 67%) vesting contingent on performance and 100% at-risk. The time-based portion of the award is intended to promote retention, while also subjecting our executives to the same market fluctuations faced by our stockholders. For 2021, we generally kept the target value of the annual equity awards granted to our NEOs flat year-over-year.

In 2021, our NEOs were granted time-based shares that vest in equal quarterly installments over three years as follows:

	Target Value of Time-Based Shares ($)

Named Executive Officer	2021(1)	2020

Edward K. Aldag, Jr.	4,250,000	4,250,000

R. Steven Hamner	2,125,000	2,125,000

Emmett E. McLean	1,300,000	1,500,000

NEO Total	7,675,000	7,875,000

(1)	The grant date fair values, computed in accordance with ASC 718, were $4,273,928, $2,136,964, and $1,307,318 for Messrs. Aldag, Hamner and McLean, respectively.

The performance-based shares are designed to incentivize performance in both the long-run and short-run. Awards are earned subject to the achievement of three-year goals, while also allowing a portion of the award to be earned subject to the achievement of one-year goals (maximum of 1/3 of the shares). The following chart provides the target value of performance-based shares granted to our NEOs in 2021.

	Target Value of Performance-Based Shares ($)

Named Executive Officer	2021(1)	2020

Edward K. Aldag, Jr.	8,250,000	8,250,000

R. Steven Hamner	4,125,000	4,125,000

Emmett E. McLean	2,600,000	3,100,000

NEO Total	14,975,000	15,475,000

(1)	The grant date fair values, computed in accordance with ASC 718, were $8,654,604, $4,327,302, and $2,727,508 for Messrs. Aldag, Hamner and McLean, respectively.

40 Proxy Statement and Notice of 2022 Annual Meeting

Compensation Discussion and Analysis

The 2021 performance shares can be earned based on the following goals set by the Compensation Committee, which include both long-term and annual goals to align with our strategic business plan and our commitment to sustained growth that will ultimately drive long-term value creation. The 2021 performance metrics were selected in accordance with our strategic business plan and include goals for FFO per share growth, EBITDA and acquisitions.

	FFO per Share Growth		EBITDA (in millions) ($)		Acquisitions (in millions) ($)

	2021(1)	2023	2021(1)	2023	2021(1)	2023

Threshold (50%)	2.00%	6.00%	1,287.5	1,350.0	500.0	1,500.0

Target (100%)	3.75%	11.25%	1,300.0	1,400.0	750.0	2,250.0

Maximum (200%)(2)	5.50%	16.50%	1,325.0	1,450.0	1,000.0	3,000.0

(1)

For 2021, our actual performance exceeded the maximum goals, which represents only one-third of the total shares. The remaining two-thirds of the shares are eligible to be earned at the end of the three-year performance period.

(2)	Mr. McLean’s maximum is 150% of target.

Performance is measured over the three-year performance period and shares are earned based on the three-year performance goals listed above. To further strengthen alignment with our stockholders, any earned shares are subject to both an absolute and relative TSR modifier. One-half of the earned shares will be adjusted between 75% to 125% based on relative TSR performance between the 25th percentile to the 75th percentile and one-half of the earned shares will be adjusted between 75% to 125% based on absolute TSR performance between 0% and 6% per annum.

To track the milestone progress during the performance period and to incentivize the consistent execution of our strategy and business plan, up to one-third of the target award may be earned at the end of 2021. The Compensation Committee believes that using one-year and three-year goals creates a balanced program that ensures that management remains focused in both the short-term and the long-term to drive consistent market-leading growth.

How We Determine Annual Equity Awards

Equity compensation is a critical component of our executive compensation program that directly aligns our NEOs’ long-term interests with our stockholders and provides additional retention for our executives. Grants were approved in January 2021 based on the following considerations:

Our consistent and significant performance achievements over both the short- and long-term periods:

○	Double digit growth in earnings, including growth in net income per share of 37% and growth in Normalized FFO(1) per share of 11% in 2021

○	Three-year TSR of 73%, outperforming healthcare REITs by 46% since the beginning of 2019

○	Accretive acquisitions of over $12 billion since the beginning of 2019

○	122% growth in total pro forma gross assets(2) since the beginning of 2019

○	Nine consecutive years of annual dividend growth, with a 3.8% compound annual growth rate

The Compensation Committee’s assessment of our NEOs’ overall compensation relative to our peer group in consideration of the fact that our size has doubled in the past three years.

(1)	Refer to Appendix A for our definition of FFO and Normalized FFO and a reconciliation of net income to FFO and Normalized FFO.

(2)	Refer to Appendix A for our definition of total pro forma gross assets and a reconciliation of total assets to total pro forma gross assets.

Based on this review, our Compensation Committee made the following decisions related to grants made in January 2021:

The market value of the 2021 annual equity awards should generally remain consistent with the aggregate value issued to our NEOs in the prior year to maintain market competitive levels and in recognition of our continued market-leading performance.

Proxy Statement and Notice of 2022 Annual Meeting 41

Compensation Discussion and Analysis

Consistent with our pay-for-performance philosophy that includes focusing on operational and financial performance that leads to sustainable and strategic growth and motivating management to execute on strategic value-added transactions, the pay mix of the equity awards was designed so that the majority of the awards vest contingent on achievement of rigorous performance goals (reflects approximately 67% of the market value on the date of grant).

Other Benefits

We maintain a 401(k) retirement savings plan and annually match 100% of the first 3% of pay contributed, plus 50% of the next 2% of pay contributed, to such plan by any employee (subject to certain tax limitations). We offer medical, dental, and vision plans, and pay the coverage cost under these plans for the NEOs and their families. Each of our NEOs has an employment agreement with us pursuant to which certain other benefits are provided to them. The material terms of each such employment agreement are set forth under “Employment Agreements with Named Executive Officers” below.

Other Aspects of Our Executive Compensation Program

Equity Ownership Guidelines

We believe that equity ownership by our directors and officers can help further align their interests with our stockholders’ interests. To that end, we have adopted equity ownership guidelines applicable to our directors and to executive officers. Failure to meet the ownership levels or show sustained progress towards meeting them, may result in payment to the directors and executive officers of future compensation in the form of equity rather than cash.

With respect to our executive officers and non-employee directors, the guidelines require ownership of shares of our common stock within five years of becoming an executive officer or three years after a non-employee director initially joins the Board, with a value equal to the following multiple of base salary (or annual fee for the non-employee directors):

Title	Multiple of Base Salary / Annual Fee	Compliance with Guidelines

Chairman, Chief Executive Officer and President	6x	Yes

Executive Vice Presidents (including CFO and COO)	4x	Yes

Non-Employee Directors	3x	Yes

*

All of our non-employee directors and NEOs as of March 29, 2022 met the equity ownership guidelines, except for Ms. Mozingo and Ms. Murphy, who have three years from their initial election to the Board to reach compliance.

Clawback Policy

In February 2013, the Board adopted a clawback policy applicable to our executive officers. The policy allows for the recoupment of incentive awards (including awards made under our annual cash bonus plan and long-term incentive plans) in the event the Company is required to restate its financial statements due to the material noncompliance of the Company with financial reporting requirements under the securities laws, as a result of intentional misconduct, fraud or gross negligence.

Each executive officer who is directly responsible for the intentional misconduct, fraud or gross negligence shall reimburse the Company for incentive awards made to that executive officer after January 1, 2013, that would not have been made if the restated financial measures had been reported initially.

No Hedging or Pledging

The Company maintains an internal “Insider Trading Policy” that is applicable to our executive officers and directors. Among other things, the policy prohibits any employee of the Company (including directors or executive officers) from (i) engaging in short sales of the Company’s securities and from trading in puts, calls, options or other derivative securities based on the Company’s securities, (ii) engaging in hedging or monetization transactions (which allow a stockholder to continue to own the covered securities, but without the full risks and rewards of ownership) and (iii) pledging the Company’s securities as loan collateral.

42 Proxy Statement and Notice of 2022 Annual Meeting

Compensation Discussion and Analysis

Other Practices with Regard to Equity Awards and Purchases and Sales of Shares

The Compensation Committee determines the number of shares underlying grants of restricted stock awards and the executive officers who will receive such awards. All NEOs must receive prior authorization for any purchase or sale of our common stock.

We have never granted stock options to our executive officers, and we have not granted any stock options since those granted to our initial directors in 2004.

Compensation Risk Assessment

During 2021, the Compensation Committee reviewed the potential risks in the Company’s compensation program to ensure that compensation methods do not incentivize our executives to make decisions that, while creating apparent short-term financial and operating success, may in the longer-term result in future losses and other value depreciation.

After reviewing the analysis, the Compensation Committee concluded that the Company’s compensation policies and practices do not encourage excessive risk taking nor create any risks that would be reasonably likely to have a materially adverse effect on the Company, and it believes that the following risk oversight and compensation design features assist in guarding against excessive risk taking:

•

Review and approval of corporate objectives by the Compensation Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage excessive risk taking

•	Base salaries consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security

•	A significant portion of each executive’s compensation is tied to the future stock performance of the Company

•	Stock compensation and vesting periods for stock awards designed to encourage executives to focus on sustained stock price appreciation

•	A mix between cash and equity compensation designed to encourage strategies and actions that are in the long-term best interests of the Company and its stockholders

Section 162(m) Policy

The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Code, a publicly-held corporation may not deduct compensation of more than $1 million paid to any “covered employee.” The Compensation Committee believes that stockholder interests are best served if they retain maximum flexibility to design executive compensation programs that meet stated business objectives. For that reason, while our Board and Compensation Committee have considered the potential effects of Section 162(m) of the Code on the compensation paid to our named executive officers, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m) of the Code. In addition, because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 28 of this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

D. Paul Sparks, Jr. (Chairman)	Michael G. Stewart	C. Reynolds Thompson, III

Proxy Statement and Notice of 2022 Annual Meeting 43

Compensation Discussion and Analysis

Summary Compensation Table

The amounts in the table below are a summary of the components of compensation our NEOs received in the last three years:

Name	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation ($)		Total ($)

Edward K. Aldag, Jr.	2021	1,000,000	600,000	12,928,532	2,400,000	108,097	(4)	17,036,629

Chairman, Chief Executive	2020	1,000,000	600,000	12,732,033	2,400,000	125,604		16,857,637

Officer and President	2019	1,000,000	450,000	13,904,809	1,800,000	98,627		17,253,436

R. Steven Hamner	2021	675,000	303,750	6,464,266	1,215,000	27,313	(5)	8,685,329

Director, Executive	2020	675,000	303,750	6,366,029	1,215,000	61,643		8,621,422

Vice President, Chief Financial Officer	2019	600,000	210,000	6,952,405	840,000	61,247		8,663,652

Emmett E. McLean	2021	550,000	192,500	4,034,826	770,000	64,625	(6)	5,611,951

Executive Vice President,	2020	550,000	192,500	4,738,268	770,000	65,251		6,316,019

Chief Operating Officer and Secretary	2019	550,000	192,500	5,634,626	770,000	61,467		7,208,593

(1)	Reflects the cash bonus earned by our named executive officers for the applicable year based on a qualitative review of individual performance by the Compensation Committee.

(2)

Represents the aggregate grant date fair value of restricted stock awards, calculated in accordance with FASB ASC Topic 718. For awards subject to performance-based vesting conditions, the value reported reflects the fair value of the award at the grant date based upon the probable outcome of the performance conditions. The reported value for these performance awards was $8,654,604; $4,327,302; and $2,727,508 for Messrs. Aldag, Hamner, and McLean, respectively. The value of the performance award at the grant date, assuming that the highest level of performance conditions will be achieved, would be $21,636,510; $10,818,255; and $5,114,078 for Messrs. Aldag, Hamner, and McLean, respectively. Assumptions used in the calculation of these amounts are included in Note 7 of the Notes to Consolidated Financial Statements included in our 2021 Annual Report on Form 10-K.

(3)	Reflects the cash bonus earned by our named executive officers for the applicable year based on the achievement of specified corporate goals.

(4)

Represents $11,600 in Company 401(k) match, $10,993 for health insurance, a $12,000 automobile allowance, $23,944 for the cost of tax preparation and financial planning services, and $49,560 for the cost of life insurance. These amounts are inclusive of $32,341 to reimburse Mr. Aldag for his tax liabilities associated with such payments.

(5)	Represents $11,600 in Company 401(k) match, $6,713 for health insurance, and a $9,000 automobile allowance.

(6)

Represents $11,600 in Company 401(k) match, $6,713 for health insurance, a $9,000 automobile allowance, $11,153 for the cost of tax preparation, $1,379 for the cost of disability insurance, and $24,780 for the cost of life insurance. These amounts are inclusive of $15,802 to reimburse Mr. McLean for his tax liabilities associated with such payments.

44 Proxy Statement and Notice of 2022 Annual Meeting

Compensation Discussion and Analysis

Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to our NEOs during 2021. For further detail regarding each of these awards, see “Compensation Discussion and Analysis—Elements of Pay.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)						All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)

Edward K. Aldag, Jr.	1/15/2021	800,000	1,600,000	2,400,000

	1/15/2021										202,748	(3)	4,273,928

	1/15/2021				147,590	(4)	393,570	(4)	983,925	(4)			8,654,604

R. Steven Hamner	1/15/2021	540,000	810,000	1,215,000

	1/15/2021										101,374	(3)	2,136,964

	1/15/2021				73,796	(4)	196,785	(4)	491,963	(4)			4,327,302

Emmett E. McLean	1/15/2021	220,000	440,000	770,000

	1/15/2021										62,017	(3)	1,307,318

	1/15/2021				46,513	(4)	124,034	(4)	232,564	(4)			2,727,508

(1)	Represents cash incentive compensation opportunity, which can be earned based upon the achievement of formulaic corporate goals in the annual cash bonus program.

(2)	Represents awards of performance-based restricted stock. Dividends are not paid on performance-based awards until the award is earned.

(3)

Represents the annual time-based restricted stock awards that will vest quarterly over a period of three years. The grant date fair value of the time-based restricted stock is $21.08 per share. Eligibility to receive dividends on the time-based stock awards starts on the date of grant.

(4)

Represents 2021 FFO per share growth, EBITDA and Acquisitions awards which are earned based on the Company’s achievement of specific one-year and three-year goals from January 1, 2021 to December 31, 2023. The awards are also subject to an absolute and relative TSR modifier for the respective performance periods which can increase/decrease the number of shares earned by up to 25%. The grant date fair value of these awards is $21.99 per share.

Proxy Statement and Notice of 2022 Annual Meeting 45

Compensation Discussion and Analysis

Outstanding Equity Awards as of December 31, 2021

The table below shows the outstanding equity awards held by our NEOs as of December 31, 2021. Market values are based on a price of $23.63 per share, the closing price of our common stock on December 31, 2021.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Edward K. Aldag, Jr.	–	–	–	–	–	315,523	(1)	7,455,808	1,275,084	(4)	30,130,235

R. Steven Hamner	–	–	–	–	–	157,760	(2)	3,727,869	637,541	(5)	15,065,094

Emmett E. McLean	–	–	–	–	–	101,370	(3)	2,395,373	503,599	(6)	11,900,044

(1)

For Mr. Aldag includes (i) 71,538 shares that vested on January 1, 2022, (ii) 108,821 shares that vest in equal quarterly installments from April 1, 2022 through January 1, 2023 and (iii) 135,164 shares vest in equal quarterly installments from April 1, 2022 through January 1, 2024.

(2)

For Mr. Hamner includes (i) 35,763 shares that vested on January 1, 2022, (ii) 54,415 shares that vest in equal quarterly installments from April 1, 2022 through January 1, 2023 and (iii) 67,582 shares that vest in equal quarterly installments from April 1, 2022 through January 1, 2024.

(3)

For Mr. McLean includes (i) 26,012 shares that vested on January 1, 2022, (ii) 34,017 shares vest in equal quarterly installments from April 1, 2022 through January 1, 2023 and (iii) 41,341 shares vest in equal quarterly installments from April 1, 2022 through January 1, 2024.

(4)

For Mr. Aldag includes (i) 339,421 shares of the 2017 Absolute TSR Award*, (ii) 311,525 shares of the 2019 Performance Award**, (iii) 230,568 shares of the 2020 Performance Award† and (iv) 393,570 shares of the 2021 Performance Award‡ remain unearned.

(5)

For Mr. Hamner includes (i) 169,710 shares of the 2017 Absolute TSR Award*, (ii) 155,762 shares of the 2019 Performance Award**, (iii) 115,284 shares of the 2020 Performance Award† and (iv) 196,785 shares of the 2021 Performance Award‡ remain unearned.

(6)

For Mr. McLean includes (i) 152,739 shares of the 2017 Absolute TSR Award*, (ii) 140,188 shares of the 2019 Performance Award**, (iii) 86,638 shares of the 2020 Performance Award† and (iv) 124,034 shares of the 2021 Performance Award‡ remain unearned.

*

2017 Absolute TSR Award can be earned as follows: 30% of the award can be earned by achieving a TSR of 27% or greater for the period January 1, 2017 through December 31, 2019, 30% of the award can be earned by achieving a TSR of 36% or greater for the period January 1, 2017 through December 31, 2020, and 100% of the award or the remaining unearned shares can be earned by achieving a TSR of 45% or greater for the period ending December 31, 2021. Any earned shares will vest on January 1 immediately following the date on which the shares are earned.

**

The 2019 Performance Award is earned based on the achievement of return on equity (“ROE”), EBITDA and Acquisitions goals over a three-year period with the ability to earn up to one-third of the award in 2019 based on one-year goals. Any earned shares are subject to a relative TSR modifier (based on one-year TSR for any shares earned based on one-year goals and three-year TSR for the majority of the award based on three-year goals) that can increase or decrease the award up to 25%. Up to 1/3 of the shares subject to the EBITDA award may be earned if EBITDA is $700 million for 2019 with 100% of shares earned if EBITDA is $800 million in the third year of the performance period. Up to 1/3 of the shares subject to the ROE award may be earned if ROE is 13% for 2019 with 100% of shares earned if ROE is 13% for the three-year performance period. Up to 1/3 of the shares subject to the Acquisitions award may be earned if Acquisitions is $750 million for 2019 with 100% of shares earned if Acquisitions is $2.25 billion for the three-year performance period. Any earned shares will vest on the January 1 immediately following the date on which the shares are earned.

†

The 2020 Performance Award is earned based on the achievement of FFO per Share Growth, EBITDA and Acquisitions goals over a three-year period with the ability to earn up to one-third of the award in 2020 based on one-year goals. Any earned shares are subject to an absolute TSR and relative TSR modifier (based on one-year TSR for any shares earned based on one-year goals and three-year TSR for the majority of the award based on three-year goals) that can increase or decrease the award up to 25%. Up to 1/3 of the shares subject to the EBITDA award may be earned if EBITDA is $850 million for 2020 with 100% of shares earned if EBITDA is $940 million in the third year of the performance period. Up to 1/3 of the shares subject to the FFO per Share Growth award may be earned if FFO per Share Growth is 4% for 2020 with 100% of shares earned if FFO per Share Growth is 12% for the three-year performance period. Up to 1/3 of the shares subject to the Acquisitions award may be earned if Acquisitions is $750 million for 2020 with 100% of shares earned if Acquisitions is $2.25 billion for the three-year performance period. Any earned shares will vest on the January 1 immediately following the date on which the shares are earned.

‡

The 2021 Performance Award is earned based on the achievement of FFO per Share Growth, EBITDA and Acquisitions goals over a three-year period with the ability to earn up to one-third of the award in 2021 based on one-year goals. Any earned shares are subject to an absolute TSR and relative TSR modifier (based on one-year TSR for any shares earned based on one-year goals and three-year TSR for the majority of the award based on three-year goals) that can increase or decrease the award up to 25%. Up to 1/3 of the shares subject to the EBITDA award may be earned if EBITDA is $1.3 billion for 2021 with 100% of shares earned if EBITDA is $1.4 billion in the third year of the performance period. Up to 1/3 of the shares subject to the FFO per Share Growth award may be earned if FFO per Share Growth is 3.75% for 2021 with 100% of shares earned if FFO per Share Growth is 11.25% for the three-year performance period. Up to 1/3 of the shares subject to the Acquisitions award may be earned if Acquisitions is $750 million for 2021 with 100% of shares earned if Acquisitions is $2.25 billion for the three-year performance period. Any earned shares will vest on the January 1 immediately following the date on which the shares are earned.

46 Proxy Statement and Notice of 2022 Annual Meeting

Compensation Discussion and Analysis

Option Exercises and Stock Vested

The following table sets forth the aggregate number and value of shares of restricted common stock held by our NEOs that vested in 2021. The “Value Realized on Vesting” set forth below is the product of the fair market value of a share of common stock on the vesting date multiplied by the number of shares vesting. We have never issued stock options to our NEOs.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Edward K. Aldag, Jr.	–	–	965,160	20,700,373

R. Steven Hamner	–	–	483,504	10,370,210

Emmett E. McLean	–	–	389,714	8,367,027

Potential Payments Upon Termination or Change of Control

The following table shows potential payments and benefits that will be provided to our NEOs upon the occurrence of certain termination triggering events. The change-of-control provisions in the employment agreements are designed to align management’s interests with those of our stockholders. See the discussion below under “Employment Agreements with Named Executive Officers” for information about payments upon termination or a change of control. All equity interests included in the termination and change of control calculations represent previously granted restricted stock awards and are valued based on the closing price of our common stock on December 31, 2021, and an assumed termination of employment on December 31, 2021.

Name	Termination and Change of Control(1) ($)		Death ($)	Termination Not for Cause; By Executive for Good Reason; Permanent Disability ($)		Termination for Cause; By Executive without Good Reason ($)

Edward K. Aldag, Jr.

Cash Severance	12,302,762	(2)	54,963	12,302,762	(3)	–

Equity-Award Acceleration(1)	70,750,465		70,750,465	70,750,465

R. Steven Hamner

Cash Severance	6,628,389	(2)	20,139	6,159,639		–

Equity-Award Acceleration(1)	35,375,055		35,375,055	35,375,055

Emmett E. McLean

Cash Severance	4,663,116	(2)	20,139	4,663,116		–

Equity-Award Acceleration(1)	26,731,603		26,731,603	26,731,603

(1)

As of January 1, 2022, the amount that would accelerate upon a change of control (“CoC”) would be reduced to: $35,878,776 for Mr. Aldag, $17,939,329 for Mr. Hamner and $12,628,864 for Mr. McLean as a result of a significant number of shares that vested on January 1, 2022.

(2)

Amounts exclude tax related payments including any tax gross-ups in connection with a CoC. While the precise amount of any tax-related payments is difficult to calculate and may be mitigated based on a number of considerations, the estimated tax gross-up payments are: $37,280,403 for Mr. Aldag, $17,293,123 for Mr. Hamner and $12,654,136 for Mr. McLean as of December 31, 2021. Due to the shares vested on January 1, 2022, the estimated excise tax gross-up payments upon a CoC on January 1, 2022 would be reduced to $0 for each of Mr. Aldag, Mr. Hamner and Mr. McLean.

(3)	Amount excludes an estimated tax payment of $5,442,000.

Proxy Statement and Notice of 2022 Annual Meeting 47

Compensation Discussion and Analysis

Employment Agreements with Named Executive Officers

Our three founders have employment agreements that were negotiated in 2003 to market standards in connection with our initial equity offering. Below we describe the terms of these agreements. Because certain market standards have evolved since our initial equity offering, we will not enter into any new contracts that include a multi-year evergreen term, single-trigger change of control provisions, or excise tax gross up provisions.

We have employment agreements with Edward K. Aldag, Jr., R. Steven Hamner and Emmett E. McLean. These agreements provide that each NEO agrees to devote substantially all of his business time to our operation. The employment agreement for each of the NEOs provides for an initial three-year term, which is automatically extended for successive one-year periods, unless either party gives notice of non-renewal as provided in the agreement.

The executive employment agreements provide for an annual physical at the Company’s expense, a monthly car allowance of $1,000 for Mr. Aldag and $750 for each of Messrs. Hamner and McLean. The NEOs are also reimbursed for the cost of tax preparation and financial planning services, up to $25,000 annually for Mr. Aldag and $10,000 annually for each of Messrs. Hamner and McLean. We also reimburse each executive for the income tax he incurs on the receipt of these tax preparation and financial planning services. The employment agreements also provide that Mr. Aldag will receive up to $20,000 per year in reimbursement for life insurance premiums, which amount increases annually based on the increase in the consumer price index (“CPI”) for such year, and that Messrs. Hamner and McLean will receive up to $10,000 per year in reimbursement for life insurance premiums, which amount increases annually based on the increase in the CPI for such year. We also reimburse each executive for the income tax he incurs on these life insurance premium reimbursements. The NEOs are also reimbursed for the cost of their disability insurance premiums.

The employment agreements provide that the executive officers are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans is subject to the terms of said benefit plans as in effect from time-to-time.

The employment agreements with the NEOs provide for contractual severance benefits and accelerated vesting of equity grants in the event of a change of control, which we believe are common in the REIT industry, are designed to reinforce and encourage the continued attention and dedication of our executive officers to their assigned duties without distraction or fear of job loss in the face of an actual or threatened change of control and to ensure that our management is motivated to negotiate the best merger consideration for our stockholders.

If the NEO’s employment ends for any reason, we will pay accrued salary, bonuses, and incentive payments already determined but not yet paid, and other existing obligations. If an NEO’s employment terminates as a result of his “permanent disability” (as defined in the employment agreements), we terminate an NEO’s employment for any reason other than for “cause” (as defined in the employment agreements), or if an NEO terminates his employment for “good reason” (as defined in the employment agreements), we will be obligated to pay (i) a lump sum payment of severance equal to the sum of (x) the product of three and the sum of the salary in effect at the time of termination plus the average cash bonus (or the highest cash bonus, in the case of Mr. Aldag) paid to such executive during the preceding three years, grossed up for taxes in the case of Mr. Aldag, and (y) the incentive bonus prorated for the year in which the termination occurred; (ii) the cost of the executive’s continued participation in the Company’s benefit and welfare plans (other than the 401(k) plan) for a three-year period (a five-year period in the case of Mr. Aldag) following termination; and (iii) continued reimbursement for life insurance premiums and the taxes payable on such amounts for three years following termination (or five years in the case of Mr. Aldag). Additionally, upon such termination, all stock options, if any, and restricted stock held by the executive will become fully vested, and the executive will have whatever period remains under the term of stock options in which to exercise all vested stock options. The employment agreements also provide that the NEOs and their spouses and dependents will be permitted to continue to participate in all employee benefit and welfare plans and programs of the Company other than the 401(k) plan until the earlier of age 65 or such time as the NEO obtains full-time employment with an entity not affiliated with the NEO that provides comparable benefits.

In the event of the death of any of our NEOs, in addition to the accrued salary, bonus, and incentive payments due to them, their restricted stock shall become fully vested, and their respective beneficiaries will have whatever period remains under any outstanding stock options held by the NEO to exercise such stock options. In addition, their estates would be entitled to the NEO’s prorated incentive bonus payable in a lump sum and the NEO’s spouse and each of his dependents shall be covered under the Company’s health insurance program until the earlier of age 65 or such time as the spouse or dependent obtains full-time

48 Proxy Statement and Notice of 2022 Annual Meeting

Compensation Discussion and Analysis

employment with an entity not affiliated with the NEO that provides comparable benefits. The Company shall pay for such coverage for three years (or five years in the case of Mr. Aldag) following the death of the NEO.

In the event that the employment of any of our NEOs ends as a result of a termination by us for cause or by the NEO without good reason, then in addition to the accrued salary, bonuses and incentive payments due to them, the executives would be entitled to exercise any outstanding vested stock options held by the NEO, pursuant to the terms of the grant, but all unvested stock options and restricted stock would be forfeited upon termination.

Upon a change of control, the NEOs will become fully vested in their equity awards. In addition, if the employment of any NEO is terminated by us for cause or by the executive without good reason in connection with a change of control, the executive will be entitled to receive an amount equal to the largest cash compensation paid to the executive for any 12-month period during his tenure multiplied by three.

If payments become due as a result of a change of control and the excise tax imposed by Code Section 4999 applies, the terms of the employment agreements require us to gross up the amount payable to the executive by the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

For an 18-month period after termination of an executive’s employment for any reason other than (i) termination by us without cause or (ii) termination by the executive for good reason, each of the executives has agreed not to compete with us by working with or investing in, subject to certain limited exceptions, any enterprise engaged in a business substantially similar to our business as it was conducted during the period of the executive’s employment with us and not to solicit our employees.

Proxy Statement and Notice of 2022 Annual Meeting 49

Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we determined the ratio of the annual total compensation of our CEO, Mr. Aldag, relative to the annual total compensation of our median employee.

For the purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and the median employee’s annual total compensation were calculated consistent with the disclosure requirement under the Summary Compensation Table.

The Company’s methodology in determining our median employee is based on 2021 base salaries (annualized for employees hired mid-year or who had a leave of absence during the year) plus incentive bonus for all individuals, excluding our CEO, who were employed by us as of December 31, 2021. In accordance with Item 402(u) and instructions thereto, we included all full-time, part-time, temporary and seasonal employees.

After applying the methodology described above, our median employee compensation using the Summary Compensation Table requirements was $173,092. Our CEO’s compensation in the Summary Compensation Table was $17,036,629. Therefore, our CEO to median employee pay ratio is approximately 98:1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Compensation Committee Interlocks and Insider Participation

During 2021, the following directors served on the Compensation Committee: Michael G. Stewart, C. Reynolds Thompson, III and D. Paul Sparks, Jr. (chair). No member of the Compensation Committee was an officer or employee of our Company or had any relationships requiring disclosure by us under applicable SEC regulations during 2021. Mr. Stewart served as our Executive Vice President, General Counsel and Secretary from 2005 to 2010. In addition, no executive officer served during 2021 as a director or a member of the Compensation Committee of any entity that had an executive officer serving as a director or a member of the Compensation Committee of our Board.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021 regarding shares of common stock that may be issued under our equity compensation plans, consisting of the 2019 Equity Incentive Plan (the “2019 Plan”).

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)(c)

Equity compensation plans approved by security holders	–	–	5,699,693

Equity compensation plans not approved by security holders	–	–	–

Total	–	–	5,699,693

We have only issued restricted stock and not issued any options, warrants or rights under the 2019 Plan.

50 Proxy Statement and Notice of 2022 Annual Meeting

Other Information

Compensation of Directors

In 2021, the Compensation Committee engaged Gressle & McGinley to assist it in conducting a competitive review of our non-employee director compensation program. The Compensation Committee took into consideration Gressle & McGinley’s findings and recommendations in determining the compensation structure for our non-employee directors for 2021.

As compensation for serving on our Board during 2021, each non-employee director received a cash retainer of $115,000. In addition, the Lead Independent Director received a cash retainer of $50,000; the Audit Committee chair received a cash retainer of $35,000; the Compensation Committee chair received a cash retainer of $30,000; the Ethics, Nominating and Corporate Governance Committee chair received a cash retainer of $30,000; the Environmental and Social Committee chair received a pro-rated cash retainer (effective May 26, 2021) of $22,500; and the Risk Committee chair received a pro-rated cash retainer (effective May 26, 2021) of $22,500. Each non-employee director was awarded restricted stock awards of 6,206 shares, 5,241 shares and 5,928 shares in 2019, 2020 and 2021, respectively. These awards vest over three years in equal quarterly amounts. We also reimburse our directors for reasonable expenses incurred in attending Board and committee meetings. Our Compensation Committee may change the compensation of our non-employee directors at its discretion. Directors who are also officers or employees receive no additional compensation for their service as directors.

In addition, pursuant to the Director Retirement Policy adopted by the Compensation Committee in February 2017, each non-employee director receives a single lump sum payment upon retirement equal to the director’s final annual retainer divided by 12 and multiplied by the director’s years of service on the Board.

The following Director Compensation Table summarizes the compensation paid to our non-employee directors for their services during 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)

G. Steven Dawson	150,000	128,638	–	278,638

Elizabeth N. Pitman	137,500	128,638	–	266,138

D. Paul Sparks, Jr.	145,000	128,638	–	273,638

Michael G. Stewart	165,000	128,638	–	293,638

C. Reynolds Thompson, III	145,000	128,638	–	273,638

Caterina A. Mozingo	137,500	128,638	–	266,138

(1)	Based on grant date fair value of our common stock on January 20, 2021 of $21.70

The following table shows outstanding equity awards held by each of our non-employee directors at December 31, 2021:

Name	Unvested Stock (#)

G. Steven Dawson	7,136

Elizabeth N. Pitman	7,136

D. Paul Sparks, Jr.	7,136

Michael G. Stewart	7,136

C. Reynolds Thompson, III	7,136

Caterina A. Mozingo	6,628

Proxy Statement and Notice of 2022 Annual Meeting 51

Other Information

Share Ownership of Certain Beneficial Owners

The following table provides information about the beneficial ownership of our common stock as of March 29, 2022, by (i) each director of the Company, (ii) each NEO of the Company who is not a director, (iii) all directors and executive officers as a group, and (iv) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock.

The SEC defines “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March 29, 2022 or will become exercisable within 60 days thereafter, are deemed outstanding; however, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Each person named in the table has sole voting and/or investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

Name of Beneficial Owner*	Number of Shares Beneficially Owned	Percentage of Shares Outstanding(1)

Edward K. Aldag, Jr.	3,253,469	**(2)

R. Steven Hamner	1,816,847	**(3)

Emmett E. McLean	1,768,742	**(4)

G. Steven Dawson	103,661	**(5)

Caterina A. Mozingo	16,721	**(6)

Emily Murphy	6,101	**(7)

Elizabeth N. Pitman	36,702	**(8)

D. Paul Sparks, Jr.	56,799	**(6)

Michael G. Stewart	214,436	**(6)

C. Reynolds Thompson, III	35,578	**(6)

All directors and executive officers as a group (10 persons)	7,309,056	1.21%(9)

Other Stockholders:

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	86,549,932	14.39%(10)

BlackRock Inc. 55 East 52nd Street New York, New York 10055	82,216,544	13.67%(11)

State Street Corp. 1 Lincoln Street Boston, Massachusetts 02111	32,358,616	5.38%(12)

*	Unless otherwise indicated, the address of each named person is c/o Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242.
**	Less than 1% of outstanding shares of common stock.

52 Proxy Statement and Notice of 2022 Annual Meeting

Other Information

(1)

Based on 601,311,706 shares of common stock outstanding as of March 29, 2022. Shares of common stock that are deemed to be beneficially owned by a stockholder within 60 days after March 29, 2022 are deemed outstanding for purposes of computing such stockholder’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage outstanding of any other stockholder. Except as otherwise indicated in the notes to this table, beneficial ownership includes sole voting and investment power.

(2)	Includes 432,422 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(3)	Includes 216,216 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(4)	Includes 117,480 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(5)

Includes 11,249 shares of unvested restricted common stock, which the named director has no right to sell or pledge, and includes 70,206 shares owned by Corriente Private Trust, an irrevocable Nevada Spendthrift Trust for which Mr. Dawson is the sole trustee and beneficiary.

(6)	Includes 11,249 shares of unvested restricted common stock, which the named director has no right to sell or pledge.

(7)	Includes 6,101 shares of unvested restricted common stock, which the named director has no right to sell or pledge.
(8)	Includes 11,249 shares of unvested restricted common stock, which the named director has no right to sell or pledge, and 5,923 shares of common stock held in the director’s spouse’s name.

(9)	See notes (1) – (8) above.

(10)

Share and beneficial ownership information was obtained from a Schedule 13G/A filed February 9, 2022 with the SEC. The Schedule 13G/A indicates that the reporting entity holds sole dispositive power with respect to 85,144,746 shares, shared voting power with respect to 988,017 shares and shared dispositive power with respect to 1,405,186 shares.

(11)

Share and beneficial ownership information was obtained from a Schedule 13G/A filed January 28, 2022 with the SEC. According to the Schedule 13G/A, BlackRock has sole voting power over 74,454,117 shares and sole dipositive power over 82,216,544 shares. The Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the Company’s common stock but that no one person’s interest in the Company’s common stock is more than five percent of the total outstanding common shares.

(12)

Share and beneficial ownership information was obtained from a Schedule 13G filed February 11, 2022 with the SEC. The Schedule 13G indicates that the reporting entity holds shared voting power with respect to 25,684,086 shares and shared dispositive power with respect to 32,358,616 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC rules require us to identify anyone who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years. Based on our review of Forms 3, 4 and 5, or written representations from reporting persons that no Form 5 was required for such persons, we believe that our executive officers, directors and 10% stockholders complied with Section 16(a) filing requirements applicable to them with the exceptions noted below.

Ms. Murphy filed a late report on Form 3 upon her appointment to our Board in February 2022 due to a brief delay in obtaining the necessary filing code. Ms. Pitman failed to file a report on Form 5 for 2020 activity and a report on Form 5 for 2021 activity, in each case, pertaining to four de minimis dividend reinvestment transactions.

Executive Officers

For information regarding Messrs. Aldag and Hamner, please see “Proposal 1—Election of Directors” above.

Emmett E. McLean Age: 66 Executive Vice President, Chief Operating Officer (since September 2003) and Secretary (since 2010)

•  Mr. McLean has served the Company in a number of positions, including Chief Financial Officer (August—September 2003) and Director (September 2003—April 2004). Prior to joining the Company, from 2000—2003, Mr. McLean was a private investor and, for part of that period, served as a consultant to a privately held company. From 1992 to 2000, Mr. McLean worked in the healthcare services industry with two different companies serving in senior positions, including Chief Financial Officer at one of the companies.

•  Prior to 1992, Mr. McLean worked in the investment banking field with Dean Witter Reynolds (now Morgan Stanley) and Smith Barney (now Citigroup), and in the commercial banking field with Trust Company Bank (now Truist Bank).

•  Mr. McLean has been active in a number of organizations: Mr. McLean is on the Board of Directors of the Alabama Symphony Orchestra, Ronald McDonald House Charities of Alabama, Smile-A-Mile, the Greater Alabama Council Boy Scouts of America, the Mike Slive Foundation, United Way of Central Alabama, the Rotary Club of Birmingham Foundation, UAB Athletics Foundation and the World Games 2022 Birmingham USA.

•  Mr. McLean received an MBA from the University of Virginia and a B.A. in Economics from The University of North Carolina at Chapel Hill.

Proxy Statement and Notice of 2022 Annual Meeting 53

What is the purpose of the meeting?

At the meeting, our stockholders will vote on the following proposals:

1.Toelect the nine director nominees described in the enclosed Proxy Statement

2.Toratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022

3.Toapprove the Amended and Restated 2019 Medical Properties Trust, Inc. Equity Incentive Plan

4.Tohold a non-binding, advisory vote to approve named executive officer compensation

5.Totransact any other business that properly comes before the meeting

In addition, our management will report on our performance at the meeting and respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is March 29, 2022. Only stockholders of record at the close of business on March 29, 2022, are entitled to receive notice of the meeting and to vote at the meeting the shares of our common stock that they held of record on that date. Each outstanding share of common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on March 29, 2022, there were 599,921,281 shares of common stock outstanding and entitled to vote.

Am I entitled to vote if my shares are held in “street name”?

If you are the beneficial owner of shares held in “street name” by a brokerage firm, bank, or other nominee, your nominee is required to vote the shares in accordance with your instructions. If you do not give instructions to your nominee, your nominee will be entitled to vote your shares on routine items but will not be permitted to do so on non-routine items. Your nominee will have discretion to vote on Proposal 2 (ratification of auditors) without any instructions from you, but your nominee will not have the ability to vote your uninstructed shares on Proposal 1 (election of directors), Proposal 3 (advisory vote to approve named executive officer compensation) or Proposal 4 (approval of the Amended and Restated 2019 Medical Properties Trust, Inc. Equity Incentive Plan). Accordingly, if you hold your shares in “street name” and you do not instruct your nominee how to vote on these proposals, your nominee cannot vote these shares and will report them as “broker non-votes,” and no votes will be cast on your behalf.

How many shares must be present to conduct business at the meeting?

A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date, or 299,960,641 shares, will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.

What happens if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another place, date, or time until a quorum is present. The place, date, and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.

54 Proxy Statement and Notice of 2022 Annual Meeting

Information About the Meeting

How do I vote my shares?

Voting by telephone or Internet. If you are a registered holder, meaning you hold your shares in your name, you may follow the instructions on the enclosed voting instructions: By telephone 1-800-776-9437 or by internet www.voteproxy.com.

If you are a beneficial owner of shares held in “street name,” meaning your shares are held in the name of a brokerage firm, bank, or other nominee, you may be eligible to provide voting instructions to your nominee by telephone or on the Internet. A large number of brokerage firms, banks, and other nominees participate in a program provided through Broadridge Financial Solutions that offers telephone and Internet voting options. If your shares are held in “street name” by a brokerage firm, bank, or other nominee that participates in the Broadridge program, you may provide voting instructions to your nominee by telephone or on the Internet by following the instructions set forth on the voting instruction form provided to you.

Voting by mail. If you are a registered stockholder, you may vote by properly completing, signing, dating, and returning the accompanying proxy card. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada. If you are a beneficial owner of shares held in “street name,” you may provide voting instructions to the brokerage firm, bank, or other nominee that holds your shares by properly completing, signing, dating, and returning the voting instruction form provided to you by your nominee.

Voting in person at the meeting. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. In addition, we will make written ballots available to registered stockholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in “street name” and wish to vote at the meeting, you will need to obtain a proxy form from the brokerage firm, bank, or other nominee that holds your shares that authorizes you to vote those shares.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote at any time before the polls are closed at the meeting in any of the following ways: (1) by properly completing, signing, dating, and returning another proxy card with a later date; (2) if you are a registered stockholder, by voting in person at the meeting; (3) if you are a registered stockholder, by giving written notice of such revocation to our Secretary prior to or at the meeting; or (4) if you are a beneficial owner of shares held in “street name,” by following the instructions given by the brokerage firm, bank or other nominee that holds your shares. Your attendance at the meeting will not by itself revoke your proxy.

What happens if I do not specify on my proxy how my shares are to be voted?	If you are a registered stockholder and submit a properly executed proxy but do not indicate any voting instructions, the proxy holders will vote as the Board recommends on each proposal.
Will any other business be conducted at the meeting?

As of the date hereof, the Board knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares represented by your proxy in accordance with their best judgment.

Proxy Statement and Notice of 2022 Annual Meeting 55

Information About the Meeting

How many votes are required for action to be taken on each proposal?

The nine director nominees will be elected to serve on the Board if they each receive a majority of the votes cast in person or represented by proxy at the meeting. This means that a director nominee will be elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. The Board has adopted a director resignation policy whereby any director who fails to receive the required majority vote in an uncontested election is required to promptly tender his or her resignation to the Board for its consideration. The Ethics, Nominating and Corporate Governance Committee will then recommend to the full Board, and the Board will decide, whether to accept or reject the resignation offer or take other action. The Board will act on the recommendation of the Ethics, Nominating and Corporate Governance Committee within 90 days following certification of the election results. If you vote to “abstain” with respect to the election of one or more director nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting.

The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal is required for approval of each of Proposals 2, 3 and 4.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will not be counted as votes for or against any proposal and will not be included in calculating the number of votes necessary for approval of the proposal. In all cases, abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

How will proxies be solicited?

The costs of soliciting proxies from our stockholders will be borne by the Company. We will solicit proxies on behalf of the Board by mail, telephone, facsimile, or other electronic means or in person. Certain of our directors, officers and other employees, without additional compensation, may participate in the solicitation of proxies. We will supply copies of the proxy solicitation materials to brokerage firms, banks, and other nominees for the purpose of soliciting proxies from the beneficial owners of the shares of common stock held of record by such nominees. We will request that such brokerage firms, banks, and other nominees forward the proxy solicitation materials to the beneficial owners and reimburse them for their reasonable expenses. In addition, we anticipate using MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 as a solicitor at an initial anticipated cost of $12,500.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address might receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2021 Annual Report to Stockholders, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. To request individual copies of the annual report and proxy statement for each stockholder in your household, please contact Investor Relations, Medical Properties Trust Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 (telephone: 205-969-3755). We will deliver copies of the annual report and proxy statement promptly following your written or oral request. To ask that only one set of the documents be mailed to your household, please contact your broker.

How can I obtain additional copies of the proxy materials

If you wish to request extra copies of our Form 10-K, Annual Report or Proxy Statement free of charge, please send your request to Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, or visit our website at www.medicalpropertiestrust.com.

56 Proxy Statement and Notice of 2022 Annual Meeting

The Board has adopted a written related person transaction approval and disclosure policy for the review, approval or ratification of any related person transaction. The policy provides that all related person transactions must be reviewed and approved by a majority of the disinterested directors on our Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related party transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors serving on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors who do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed not to be material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to standards of director independence under the NYSE’s listing standards.

Proxy Statement and Notice of 2022 Annual Meeting 57

Stockholder Proposals for Inclusion in Proxy Statement for 2023 Annual Meeting of Stockholders

To be considered for inclusion in our proxy statement for the 2023 annual meeting of stockholders, a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8 must be received by us no later than the close of business on December 27, 2022. Stockholder proposals must be sent to the Company c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. We will not be required to include in our proxy statement any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Maryland corporate law.

Other Stockholder Proposals

Our Second Amended and Restated Bylaws provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Such notice is to be delivered to, or mailed postage prepaid, and received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 29, 2022, nor later than January 28, 2023, unless our 2023 annual meeting of stockholders is scheduled to take place before April 26, 2023 or after July 25, 2023, in which case a timely notice by stockholders must be delivered not earlier than 120 days prior to such annual meeting date and not later than the later of 60 days prior to such annual meeting date and 10 days following the issuance of a press release announcing the meeting date. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Section 1.02 of our Second Amended and Restated Bylaws. Stockholders may obtain a copy of our Second Amended and Restated Bylaws by writing to the Company c/o Secretary at the address shown above.

Stockholder Nominations of Directors

In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our Company’s 2023 annual meeting pursuant to the proxy access provision of our Second Amended and Restated Bylaws, notice of such nomination and other required information must be received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 29, 2022, nor later than January 28, 2023, unless our 2023 annual meeting of stockholders is scheduled to take place before April 26, 2023 or after July 25, 2023, in which case a timely notice by stockholders must be delivered not earlier than 120 days prior to such annual meeting date and not later than the later of 60 days prior to such annual meeting date and 10 days following the issuance of a press release announcing the meeting date. In addition, our Second Amended and Restated Bylaws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates.

In order to be eligible to utilize these proxy access provisions, a stockholder, or group of no more than 20 stockholders, must, among other requirements:

•	Have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock of the Company continuously for at least the prior three (3) years; and

•

Represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control at the Company and that such stockholder or group does not presently have such intent.

Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria set forth in Section 2.17 of our Second Amended and Restated Bylaws. Stockholders will not be entitled to utilize this proxy access right at an annual meeting if the Company receives notice through its traditional advanced notice by-law provisions described below that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 20% of the number of directors then in office. The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our Second Amended and Restated Bylaws.

Our Second Amended and Restated Bylaws also provide that a stockholder who desires to nominate directors at a meeting of stockholders but not submit such nomination for inclusion in our proxy statement must give us written notice of such proposed nomination. For our 2023 annual meeting of stockholders, such notice is to be delivered to, or mailed postage prepaid, and received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than

58 Proxy Statement and Notice of 2022 Annual Meeting

Additional Information

December 29, 2023, nor later than January 28, 2023, unless our 2023 annual meeting of stockholders is scheduled to take place before April 26, 2023 or after July 25, 2023, in which case a timely notice by stockholders must be delivered not earlier than 120 days prior to such annual meeting date and 10 days following the issuance of a press release announcing the meeting date. The stockholder’s written notice must include the information set forth in Section 2.03 of our Second Amended and Restated Bylaws.

Universal Proxy Nominations of Directors

To comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 27, 2023; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice must be provided by the later of 60 days prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made.

By Order of the Board of Directors,

Emmett E. McLean

Executive Vice President, Chief Operating Officer

and Secretary

Birmingham, Alabama

April 28, 2022

Proxy Statement and Notice of 2022 Annual Meeting 59

Appendix A: Reconciliation of Non-GAAP Financial Measures

We consider non-GAAP financial measures to be useful supplemental measures of our operating performance. Described below are the non-GAAP financial measures used by management to evaluate our operating performance and that we consider most useful to investors, together with reconciliations of these measures to the most directly comparable GAAP measures.

Funds From Operations and Normalized Funds From Operations

Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we also disclose Normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts.

We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of Normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and Normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and Normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Proxy Statement and Notice of 2022 Annual Meeting A-1

APPENDIX A

The following table presents a reconciliation of net income attributable to MPT common stockholders to FFO and Normalized FFO for the years ended December 31, 2021, 2020, 2019, 2018 and 2017 (amounts in thousands except per share data):

	For the Years Ended December 31,

	2021	2020	2019	2018	2017
FFO Information
Net income attributable to MPT common stockholders	$656,021	$431,450	$374,684	$1,016,685	$289,793
Participating securities’ share in earnings	(2,161)	(2,105)	(2,308)	(3,685)	(1,409)

Net income, less participating securities’ share in earnings	$653,860	$429,345	$372,376	$1,013,000	$288,384
Depreciation and amortization	374,599	306,493	183,921	143,720	127,559
(Gain) loss on sale of real estate	(52,471)	2,833	(41,560)	(719,392)	(7,431)
Real estate impairment charges	-	19,006	21,031	48,007	-

Funds from operations	$975,988	$757,677	$535,768	$485,335	$408,512
Write-off (recovery) of straight-line rent and other	(2,271)	26,415	22,447	18,002	5,340
Non-cash fair value adjustments	(8,193)	9,642	(6,908)	-	-
Tax rate and other changes	42,746	9,295	-	(4,405)	-
Debt refinancing and unutilized financing costs	27,650	28,180	6,106	-	32,574
Acquisition and other transaction costs, net	-	-	-	2,072	28,453

Normalized funds from operations	$1,035,920	$831,209	$557,413	$501,004	$474,879

Per diluted share data
Net income, less participating securities’ share in earnings	$1.11	$0.81	$0.87	$2.76	$0.82
Depreciation and amortization	0.63	0.57	0.43	0.39	0.37
(Gain) loss on sale of real estate	(0.09)	0.01	(0.10)	(1.96)	(0.02)
Real estate impairment charges	-	0.04	0.05	0.13	-

Funds from operations	$1.65	$1.43	$1.25	$1.32	$1.17
Write-off (recovery) of straight-line rent and other	-	0.05	0.05	0.05	0.01
Non-cash fair value adjustments	(0.01)	0.02	(0.01)	-	-
Tax rate and other changes	0.07	0.02	-	(0.01)	-
Debt refinancing and unutilized financing costs	0.04	0.05	0.01	-	0.09
Acquisition and other transaction costs, net	-	-	-	0.01	0.08

Normalized funds from operations	$1.75	$1.57	$1.30	$1.37	$1.35

A-2 Proxy Statement and Notice of 2022 Annual Meeting

APPENDIX A

Pro Forma Gross Assets

Pro forma gross assets is total assets before accumulated depreciation/amortization (adjusted for our unconsolidated joint ventures) and assumes all real estate commitments on new investments and unfunded amounts on development deals and commenced capital improvement projects as of the applicable reporting periods are fully funded, and assumes cash on hand at period-end and cash generated from or to be generated from financing activities subsequent to period-end are used in these transactions. We believe total pro forma gross assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our commitments close and our other commitments are fully funded. The following table presents a reconciliation of total assets to total pro forma gross assets (in thousands):

	As of December 31,

	2021	2020	2019	2018

Total assets	$20,519,801	$16,829,014	$14,467,331	$8,843,643
Add:
Real estate commitments on new investments	-	1,901,087	1,988,550	865,165
Unfunded amounts on development deals and commenced capital improvement projects	480,132	166,258	163,370	229,979
Accumulated depreciation and amortization	993,100	833,529	570,042	464,984
Incremental gross assets of our joint ventures and other (1)	1,713,603	1,287,077	563,911	375,544
Less:
Cash used for funding the transactions above (2)	(1,377,299)	(587,384)	(1,223,930)	(720,868)

Total pro forma gross assets	$22,329,337	$20,429,581	$16,529,274	$10,058,447

(1)	Adjustment to reflect our share of our joint ventures' gross assets.

(2)	Includes cash available on-hand plus cash generated or to be generated from activities subsequent to period-end, such as loan repayments, issuances of debt or equity, or dispositions, if any.

Proxy Statement and Notice of 2022 Annual Meeting A-3

Appendix B:

Medical Properties Trust, Inc. –

Amended and Restated 2019 Equity Incentive Plan

Proxy Statement and Notice of 2022 Annual Meeting B-i

B-ii Proxy Statement and Notice of 2022 Annual Meeting

(continued)

Proxy Statement and Notice of 2022 Annual Meeting B-iii

APPENDIX B

MEDICAL PROPERTIES TRUST, INC.

Amended and Restated 2019 Equity Incentive Plan

Medical Properties Trust, Inc., a Maryland corporation (the “Company”), has established the Medical Properties Trust, Inc. Amended and Restated 2019 Equity Incentive Plan (the “Plan”) for the benefit of Employees, Consultants and Directors (each as defined herein) of the Company and MPT Operating Partnership, L.P., a Delaware limited partnership (“MPT OP”).

The purposes of this Plan are (a) to recognize and compensate selected Employees, Consultants and Directors who contribute to the development and success of the Company and its Affiliates and Subsidiaries (each as defined herein), (b) to attract and retain, Employees, Consultants and Directors, and (c) to provide incentive compensation to Employees, Consultants and Directors based upon the performance of the Company and its Affiliates and Subsidiaries.

This Plan became effective on the Effective Date (as defined below), when it was adopted by the Board of Directors subject to approval by the stockholders of the Company.

This Plan replaces the 2013 Plan (as defined below).

ARTICLE 1. DEFINITIONS

Wherever the following initially capitalized terms are used in this Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise.

“2013 Plan” shall mean the Company’s 2013 Equity Incentive Plan.

“Affiliate” shall mean any entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company, including, without limitation, MPT OP.

“Award” shall mean the grant or award of Options, Restricted Common Stock, Restricted Stock Units, Deferred Stock Units, SARs, Performance Units or Other Stock-Based Awards under this Plan.

“Award Agreement” shall mean the agreement granting or awarding Options, Restricted Common Stock, Restricted Stock Units, Deferred Stock Units, SARs, Performance Units or Other Stock-Based Awards.

“Board” shall mean the Board of Directors of the Company, as comprised from time to time.

“Cause” shall mean (i) the conviction of the Participant of, or the entry of a plea of guilty or nolo contendere by the Participant to, a felony (exclusive of any felony relating to negligent operation of a motor vehicle and not including a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the Participant on a per se basis due to the Company offices held by the Participant, so long as any act or omission of the Participant with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), (ii) a willful breach of the Participant’s duty of loyalty which is materially detrimental to the Company, (iii) the Participant’s willful failure to perform or adhere to explicitly stated duties that are consistent with the terms of his or her position with the Company, or the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation, any business code of ethics adopted by the Board, or to follow the lawful directives of the Board (provided such directives are consistent with the terms of the Participant’s Employment Agreement, if any), which, in any such case, continues for thirty (30) days after written notice from the Board to the Participant, or (iv) gross negligence or willful misconduct in the performance of the Participant’s duties. No act, or failure to act, on the Participant’s part will be deemed “gross negligence” or “willful misconduct” unless done, or omitted to be done, by the Participant not in good faith and without a reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company. The Committee shall determine, in good faith, if a Participant’s service has been terminated for Cause.

“Change of Control” shall mean the occurrence of any of the following events: (a) any person, entity or affiliated group, excluding the Company or any employee benefit plan of the Company, acquiring more than 50% of the then outstanding shares of voting stock of the Company, (b) the consummation of any merger or consolidation of the Company into another company, such that the holders of the shares of the voting stock of the Company immediately before such merger or consolidation own less than 50% of the voting power of the securities of the surviving company or the parent of the surviving company, (c) the adoption of a plan for complete liquidation of the Company or for the sale or disposition of all or substantially all of the Company’s assets, such that after the transaction, the holders of the shares of the voting stock of the Company immediately prior to the transaction own less than 50% of the voting securities of the acquiror or the parent of the acquiror, or (d) during any period of two (2) consecutive years, individuals

Proxy Statement and Notice of 2022 Annual Meeting B-1

APPENDIX B

who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company” shall mean Medical Properties Trust, Inc., a Maryland corporation, or any business organization which succeeds to its business and elects to continue this Plan. For purposes of this Plan, the term Company shall include, where applicable and without limitation, MPT OP or such other Affiliate or Subsidiary that employs the Employee or has engaged the Consultant.

“Consultant” shall mean a professional or technical expert, consultant or independent contractor who provides services to the Company or an Affiliate or Subsidiary, and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act of 1933, as amended.

“Deferred Stock Unit” shall mean a right to receive Common Stock awarded under Article 6 of this Plan.

“Director” shall mean any individual who is a member of the Board.

“Effective Date” shall mean May 26, 2022.

“Employee” shall mean any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Code) of the Company or an Affiliate or Subsidiary of the Company, whether such employee was so employed at the time this Plan was initially adopted or becomes so employed subsequent to the adoption of this Plan.

“Employment Agreement” shall mean the employment, consulting or similar contractual agreement entered into by the Employee or the Consultant, as the case may be, and the Company governing the terms of the Employee’s employment with or the Consultant’s engagement by the Company, if any.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a share of Common Stock, as of a given date, shall be determined pursuant to Section 4.7.

“Good Reason” shall only apply, and shall only have the meaning, as contained in the Participant’s Employment Agreement. Any provision herein that relates to a Termination of Employment by the Participant for Good Reason shall have no effect if there is no Employment Agreement or the Employment Agreement does not contain a provision permitting the Participant to terminate for Good Reason.

“Incentive Stock Option” shall mean an Option which qualifies as an incentive stock option under Section 422 of the Code and which is designated as an Incentive Stock Option by the Committee.

“MPT OP” means MPT Operating Partnership, L.P., of which the Company is a limited partner and, through its wholly-owned limited liability company Medical Properties Trust, LLC, the sole general partner.

“Non-Employee Director” shall mean a Director who is not an Employee.

“Non-Qualified Stock Option” shall mean an Option that does not qualify as an Incentive Stock Option and/or which the Committee does not designate as an Incentive Stock Option.

“Other Stock-Based Award” shall mean an Award granted under Article 9 of this Plan.

“Option” shall mean an option to purchase shares of Common Stock that is granted under Article 4 of this Plan. An option granted under this Plan shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall be Non-Qualified Stock Options.

“Participant” shall mean an Employee, Consultant or Director who has been determined as eligible to receive an Award pursuant to Section 3.2.

“Performance Units” shall mean performance units granted under Article 8 of this Plan.

B-2 Proxy Statement and Notice of 2022 Annual Meeting

APPENDIX B

“Permanent Disability” or “Permanently Disabled” shall mean the inability of a Participant, due to a physical or mental impairment, to perform the material services of the Participant’s position with the Company for a period of six (6) months, whether or not consecutive, during any 365-day period. A determination of Permanent Disability shall be made by a physician satisfactory to both the Participant and the Committee, provided that if the Participant and the Committee do not agree on a physician, each of them shall select a physician and those two physicians together shall select a third physician, whose determination as to Permanent Disability shall be binding on all parties.

“Plan” shall mean the Medical Properties Trust, Inc. Amended and Restated 2019 Equity Incentive Plan, as embodied herein and as amended from time to time.

“Plan Year” shall mean the fiscal year of the Company.

“Prior Plans” shall mean the 2013 Plan and the Company’s Second Amended and Restated 2004 Equity Incentive Plan.

“Restricted Common Stock” shall mean Common Stock awarded under Article 6 of this Plan.

“Restricted Stock Unit” shall mean a right to receive Common Stock awarded under Article 6 of this Plan.

“Retirement” or “Retire” shall, except as otherwise defined in the Participant’s Employment Agreement, mean a Participant’s Termination of Employment on or after his or her 65th birthday.

“Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such rule may be amended from time to time.

“SAR” shall mean a stock appreciation right awarded under Article 7 of this Plan.

“Stock Award” shall mean an Award of Restricted Common Stock, Restricted Stock Units or Deferred Stock Units under Article 6 of this Plan.

“Stock Award Account” shall mean the bookkeeping account reflecting Awards of Restricted Stock Units and Deferred Stock Units under Article 6 of this Plan.

“Subsidiary” shall mean an entity in an unbroken chain beginning with the Company if each of the entities other than the last entity in the unbroken chain owns 50% or more of the total combined voting power of all classes of equity in one of the other entities in such chain.

“Termination of Employment” shall mean the date on which the employee-employer, consulting, contractual or similar relationship between a Participant and the Company is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination of employment by resignation, discharge, death, Permanent Disability or Retirement, but excluding (i) termination of employment where there is a simultaneous reemployment or continuing employment of a Participant by the Company, and (ii) at the discretion of the Committee, termination of employment which results in a temporary severance of the employee-employer relationship. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to a Termination of Employment (subject to the provisions of any Employment Agreement between a Participant and the Company), including, but not limited to all questions of whether particular leaves of absence constitute a Termination of Employment; provided, however, that, unless otherwise determined by the Committee in its discretion, a leave of absence, change in status from an employee to an independent contractor or other change the employee-employer, consulting, contractual or similar relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section.

ARTICLE 2. COMMON STOCK SUBJECT TO PLAN

2.1 Common Stock Subject to Plan.

2.1.1 The Common Stock subject to an Award shall be shares of the Company’s authorized but unissued, reacquired, or treasury Common Stock. As of the Effective Date, and subject to adjustment as described in Section 2.2 and Section 12.3.1, the aggregate number of shares of Common Stock that may be issued under the Plan as Restricted Common Stock, Restricted Stock Units, Deferred Stock Units, Other Stock-Based Awards or pursuant to the exercise of Options and SARs is 28,900,000.

2.1.2 The maximum number of shares of Common Stock which may be awarded to any individual in any calendar year shall not exceed 5,000,000.

Proxy Statement and Notice of 2022 Annual Meeting B-3

APPENDIX B

2.1.3 No more than 28,900,000 shares of Common Stock may be issued in the form of Incentive Stock Options.

2.2 Add-back of Grants. If any Option or SAR granted pursuant to this Plan or the Prior Plans expires or is canceled without having been fully exercised or is exercised prior to becoming vested as permitted under Section 4.6.3 and is forfeited prior to becoming vested, the number of shares of Common Stock subject to such Option or SAR but as to which such Option or SAR was not exercised or vested prior to its expiration, cancellation or exercise may again be optioned, granted or awarded hereunder. If any shares of Common Stock awarded pursuant to this Plan or the Prior Plans as Restricted Common Stock, Restricted Stock Units, Other Stock-Based Awards or other equity award hereunder (other than Options or SARs) or as payment for Performance Units are forfeited by the Participant or withheld by or delivered to (either by actual delivery or attestation) the Company for tax withholding, such shares may again be optioned, granted or awarded hereunder. Shares of Common Stock which are (i) delivered by the Participant or withheld by the Company upon the exercise of any Option or SAR under this Plan in payment of the exercise price thereof or for tax withholding or (ii) subject to a SAR that are not issued in connection with the stock settlement of the SAR upon exercise thereof, may not be optioned, granted or awarded hereunder. In addition, upon the exercise of any SAR, the gross number of shares exercised shall be deducted from the total number of shares of Common Stock available for future issuance under the Plan. In the event the Company repurchases shares of Common Stock on the open market, such shares shall not be added to the shares of Common Stock available for issuance under the Plan. Notwithstanding the provisions of this Section 2.2, no shares of Common Stock may again be optioned, granted or awarded pursuant to an Incentive Stock Option if such action would cause such Option to fail to qualify as an Incentive Stock Option under Section 422 of the Code.

ARTICLE 3. ELIGIBILITY; GRANTS; AWARD AGREEMENTS

3.1 Eligibility. Any Employee, Consultant or Director selected to participate pursuant to Section 3.2 shall be eligible to participate in the Plan. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director for service as a Non-Employee Director in any calendar year shall not exceed $1,000,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with FASB ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

3.2 Awards. The Committee shall determine which Employees, Consultants and Directors, shall receive Awards, whether the Employee, Consultant or Director will receive Options, Restricted Common Stock, Restricted Stock Units, Deferred Stock Units, SARs or Performance Units or Other Stock-Based Awards, whether an Option grant is intended to be an Incentive Stock Option or a Non-Qualified Stock Option, and the number of shares of Common Stock subject to such Award.

3.3 Award Agreement. Upon the selection of an Employee, Consultant or Director to become a Participant and receive an Award, the Committee shall cause a written or electronic Award Agreement to be issued to such individual encompassing the terms and conditions of such Award, as determined by the Committee in its sole discretion; provided, however, that if applicable, the terms of such Award Agreement shall be subject to the terms of such Participant’s Employment Agreement, if any. Such Award Agreement shall provide for the exercise price for Options and SARs; the purchase price, if any, for Restricted Common Stock, Restricted Stock Units, Deferred Stock Units and Other Stock-Based Awards; the performance criteria for Performance Units; and the exercisability and vesting schedule, payment terms and such other terms and conditions of such Award, as determined by the Committee in its sole discretion. Each Award Agreement shall be executed (including through electronic acceptance) by the Participant and an officer or a Director (other than the Participant) of the Company authorized to sign such Award Agreement and shall contain such terms and conditions that are consistent with the Plan, including but not limited to the exercisability and vesting schedule, if any, as the Committee in its sole discretion shall determine. All Awards shall be made conditional upon the Participant’s acknowledgment, in writing in the Award Agreement or otherwise by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award.

ARTICLE 4. OPTIONS

4.1 Award Agreement for Option Grant. Option grants shall be evidenced by an Award Agreement, pursuant to Section 3.3. All Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

B-4 Proxy Statement and Notice of 2022 Annual Meeting

APPENDIX B

4.2 Option Price. The price per share of the Common Stock subject to each Option shall be set by the Committee; provided, however, that (i) such price shall not be less than the par value of a share of Common Stock and shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted, (ii) in the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code), such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted.

4.3 Qualification for Incentive Stock Options. The Committee may only grant an Incentive Stock Option to an individual if such person is an Employee of the Company or is an Employee of an Affiliate or Subsidiary as permitted under Section 422(a)(2) of the Code.

4.4 Change in Incentive Stock Option Grant. Any Incentive Stock Option granted under this Plan may be modified by the Committee to disqualify such Option from treatment as an Incentive Stock Option under Section 422 of the Code. To the extent that the aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year (under the Plan and all other Incentive Stock Option plans of the Company) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 4.4, the Fair Market Value of shares of Common Stock shall be determined as of the time the Option with respect to such shares of Common Stock is granted, pursuant to Section 4.7.

4.5 Option Term. The term of an Option shall be set by the Committee in its discretion; provided, however, in the case of Incentive Stock Options, the term shall not be more than ten (10) years from the date the Incentive Stock Option is granted, or five (5) years from such date if the Incentive Stock Option is granted to an Employee then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code). Such Incentive Stock Options shall be subject to Section 5.6, except as limited by the requirements of Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options.

4.6 Option Exercisability and Vesting.

4.6.1 The period during which Options in whole or in part become exercisable and vest shall be set by the Committee and shall be as provided for in the Award Agreement. At any time after the grant of an Option, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option becomes exercisable and vests.

4.6.2 In each Award Agreement, the Committee shall indicate whether the portion of the Option, if any, that remains non-exercisable and non-vested upon the Participant’s Termination of Employment with the Company is forfeited. In so specifying, the Committee may differentiate between the reason for the Participant’s Termination of Employment.

4.6.3 At any time on or after the grant of an Option, the Committee may provide in an Award Agreement that the Participant may elect to exercise part or all of an Option before it otherwise has become exercisable. Any shares of Common Stock so purchased shall be restricted Common Stock and shall be subject to a repurchase right in favor of the Company during a specified restriction period, with the repurchase price equal to the lesser of (i) the price per share paid by the Participant for the Common Stock, or (ii) the Fair Market Value of such Common Stock at the time of repurchase, or such other restrictions as the Committee deems appropriate. The Participant shall have, unless otherwise provided by the Committee in the Award Agreement, all the rights of an owner of Common Stock, subject to the restrictions and provisions provided in the applicable Award Agreement, including the right to vote such Common Stock and to receive all dividends and other distributions paid or made with respect to Common Stock.

4.7 Fair Market Value. The Fair Market Value of a share of Common Stock as of a given date shall be (i) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on such date, or if shares of Common Stock were not traded on such date, then on the next preceding date on which a trade occurred, or (ii) if shares of Common Stock are not publicly traded on an exchange, the Fair Market Value of a share of Common Stock as established by the Company acting in good faith in a manner not inconsistent with Section 409A of the Code and after consultation with independent advisors. The Fair Market Value as so determined by the Company in good faith and in the absence of fraud shall be binding and conclusive upon all parties hereto, and in any event the Participant agrees to accept and shall not challenge any such determination of Fair Market Value made by the

Proxy Statement and Notice of 2022 Annual Meeting B-5

APPENDIX B

Company. If the Company subdivides (by split, dividend or otherwise) its shares of Common Stock into a greater number, or combines (by reverse split or otherwise) its shares of Common Stock into a lesser number after the Company shall have determined the Fair Market Value for the shares of Common Stock subject to an Award (without taking into consideration such subdivision or combination) and prior to the consummation of the purchase, the Fair Market Value shall be appropriately adjusted to reflect such subdivision or combination, and the Company’s good faith determination as to any such adjustment shall be binding and conclusive on all parties hereto.

ARTICLE 5. EXERCISE OF OPTIONS

5.1 Exercise. At any time and from time to time prior to the time when any exercisable Option or portion thereof becomes unexercisable under the Plan or the Award Agreement, such Option or portion thereof may be exercised in whole or in part; provided, however, that the Company shall not be required to issue fractional shares of Common Stock and the Committee may, by the terms of the Option, require any partial exercise to be with respect to a minimum number of shares of Common Stock.

5.2 Manner of Exercise. An exercisable Option, or any exercisable portion thereof, may be exercised solely by delivery to the Company of all of the following prior to the time when such Option or such portion becomes unexercisable under the Plan or the Award Agreement:

5.2.1 A written notice signed by the Participant or other person then entitled to exercise such Option or portion thereof, stating that such Option or portion is being exercised, provided such notice complies with all applicable rules established by the Committee from time to time.

5.2.2 Such representations and documents as the Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations. The Committee may, in its absolute discretion, also take whatever additional actions it deems appropriate to affect such compliance including, without limitation, causing legends to be placed on certificates for shares of Common Stock and issuing stop-transfer notices to agents and registrars.

5.2.3 In the event that the Option shall be exercised pursuant to Section 12.1 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option or portion thereof.

5.2.4 Full payment (in cash or by a certified check) for the shares of Common Stock with respect to which the Option or portion thereof is exercised, including the amount of any withholding tax due, unless with the prior written consent of the Committee:

5.2.4.1 payment, in whole or in part, is made through the delivery of shares of Common Stock owned by the Participant, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, provided, that shares of Common Stock used to exercise the Option have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option;

5.2.4.2 with respect to Options that are not Incentive Stock Options, payment, in whole or in part, is made through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof;

5.2.4.3 payment is made through a broker at the time required in accordance with procedures permitted by Regulation T of the Federal Reserve Board; or

5.2.4.4 payment is made through any combination of the consideration provided for in this Section 5.2.4 or such other method approved by the Committee consistent with applicable law.

5.3 Conditions to Issuance of Common Stock. The Company shall not be required to issue or deliver any certificate or other indicia evidencing ownership of shares of Common Stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

5.3.1 The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable.

5.3.2 The lapse of such reasonable period of time following the exercise of the Option as the Committee may establish from time to time for reasons of administrative convenience.

B-6 Proxy Statement and Notice of 2022 Annual Meeting

APPENDIX B

5.3.3 The receipt by the Company of full payment for such Common Stock, including payment of any applicable withholding tax.

5.3.4 The Participant agreeing to the terms and conditions of the Plan and the Award Agreement.

5.4 Rights as Stockholders. The holders of Options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares of Common Stock purchasable upon the exercise of any part of an Option unless and until certificates or other indicia representing such shares of Common Stock have been issued by the Company to such holders.

5.5 Ownership and Transfer Restrictions. The Committee, in its absolute discretion, may impose at the time of grant such restrictions on the ownership and transferability of the shares of Common Stock purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the Award Agreement and may be referred to on the certificates or other indicia evidencing such shares of Common Stock.

5.6 Limitations on Exercise of Options.

5.6.1 Vested Incentive Stock Options may not be exercised after the earliest of (i) their expiration date, (ii) twelve (12) months from the date of the Participant’s Termination of Employment by reason of his death, (iii) twelve (12) months from the date of the Participant’s Termination of Employment by reason of his Permanent Disability, or (iv) the expiration of three (3) months from the date of the Participant’s Termination of Employment for any reason other than such Participant’s death or Permanent Disability, unless the Participant dies within said three (3) month period. Leaves of absence for less than ninety (90) days shall not cause a Termination of Employment for purposes of Incentive Stock Options.

5.6.2 Non-Qualified Stock Options may be exercised up until their expiration date, unless the Committee provides otherwise in the Award Agreement.

ARTICLE 6. STOCK AWARDS

6.1 Award Agreement. Awards of Restricted Common Stock, Restricted Stock Units and Deferred Stock Units shall be evidenced by an Award Agreement pursuant to Section 3.3.

6.2 Awards of Restricted Common Stock, Restricted Stock Units and Deferred Stock Units.

6.2.1 The Committee may from time to time, in its absolute discretion, consistent with this Plan:

6.2.1.1 determine which Employees, Consultants and Directors shall receive Stock Awards;

6.2.1.2 determine the aggregate number of shares of Common Stock to be awarded as Stock Awards to Employees, Consultants and Directors;

6.2.1.3 determine the terms and conditions applicable to such Stock Awards; and

6.2.1.4 determine when the restrictions applicable to such Stock Awards, if any, lapse.

6.2.2 The Committee may establish the purchase price, if any, and form of payment for a Stock Award. If the Committee establishes a purchase price, the purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law.

6.2.3 Upon the selection of an Employee, Consultant or Director to be awarded Restricted Common Stock, the Committee shall instruct the Secretary of the Company to issue such Restricted Common Stock and may impose such conditions on the issuance of such Restricted Common Stock as it deems appropriate, subject to the provisions of Article 10.

6.2.4 Upon the selection of an Employee, Consultant or Director to be awarded Restricted Stock Units or Deferred Stock Units, the Committee shall instruct the Secretary of the Company to establish a Stock Award Account on behalf of each such Participant. The Committee may impose such conditions on the issuance of such Restricted Stock Units or Deferred Stock Units as it deems appropriate.

6.2.5 Awards of Restricted Common Stock and Restricted Stock Units shall vest pursuant to the Award Agreement.

6.2.6 A Participant shall be 100% vested in the number of Deferred Stock Units held in his or her Stock Award Account at all times. The term for which the Deferred Stock Units shall be deferred shall be provided for in the Award Agreement.

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APPENDIX B

6.3 Rights as Stockholders.

6.3.1 Upon delivery of the shares of Restricted Common Stock to the Participant or the escrow holder pursuant to Section 6.7, the Participant shall have, unless otherwise provided by the Committee in the Award Agreement, all the rights of an owner of Common Stock, subject to the restrictions and provisions of his or her Award Agreement; provided, however, that in the discretion of the Committee, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 6.4.

6.3.2 Nothing in this Plan shall be construed as giving a Participant who receives an Award of Restricted Stock Units or Deferred Stock Units any of the rights of an owner of Common Stock unless and until shares of Common Stock are issued and transferred to the Participant in accordance with the terms of the Plan and the Award Agreement. Notwithstanding the foregoing, in the event that any dividend is paid by the Company with respect to the Common Stock (whether in the form of cash, Common Stock or other property), then the Committee shall, in the manner it deems equitable or appropriate, adjust the number of Restricted Stock Units or Deferred Stock Units allocated to each Participant’s Stock Award Account to reflect such dividend.

6.4 Restriction. All shares of Restricted Common Stock issued under this Plan (including any Common Stock received as a result of stock dividends, stock splits or any other form of recapitalization, if any) shall at the time of the Award, in the terms of each individual Award Agreement, be subject to such restrictions as the Committee shall, in its sole discretion, determine, which restrictions may include, without limitation, restrictions concerning voting rights, transferability, vesting, Company performance and individual performance; provided, however, that by action taken subsequent to the time shares of Restricted Common Stock are issued, the Committee may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Common Stock may not be sold or encumbered until all restrictions are terminated or expire.

6.5 Lapse of Restrictions. The restrictions on Awards of Restricted Common Stock and Restricted Stock Units shall lapse in accordance with the terms of the Award Agreement. In the Award Agreement, the Committee shall indicate whether shares of Restricted Common Stock or Restricted Stock Units then subject to restrictions are forfeited or if the restrictions shall lapse upon the Participant’s Termination of Employment. In so specifying, the Committee may differentiate between the reason for the Participant’s Termination of Employment.

6.6 Repurchase of Restricted Common Stock. The Committee may provide in the terms of the Award Agreement awarding Restricted Common Stock that the Company shall have call rights, a right of first offer or a right of refusal regarding shares of Restricted Common Stock then subject to restrictions.

6.7 Escrow. The Company may appoint an escrow holder to retain physical custody of each certificate or control of each other indicia representing shares of Restricted Common Stock until all of the restrictions imposed under the Award Agreement with respect to the shares of Common Stock evidenced by such certificate expire or shall have been removed.

6.8 Legend. In order to enforce the restrictions imposed upon shares of Restricted Common Stock hereunder, the Committee shall cause a legend or restrictions to be placed on certificates of Restricted Common Stock that are still subject to restrictions under Award Agreements, which legend or restrictions shall make appropriate reference to the conditions imposed thereby.

6.9 Conversion. Upon vesting in the case of Restricted Stock Units, and upon the lapse of the deferral period in the case of Deferred Stock Units, such Restricted Stock Units or Deferred Stock Units shall be converted into an equivalent number of shares of Common Stock that will be distributed to the Participant, or in the case of the Participant’s death, to the Participant’s legal representative. Such distribution shall be evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means as determined by the Company. In the event ownership or issuance of the Common Stock is not feasible due to applicable exchange controls, securities regulations, tax laws or other provisions of applicable law, as determined by the Company in its sole discretion, the Participant, or in the case of the Participant’s death, the Participant’s legal representative, shall receive cash proceeds in an amount equal to the value of the shares of Common Stock otherwise distributable to the Participant, net of tax withholding as provided in Section 12.5.

B-8 Proxy Statement and Notice of 2022 Annual Meeting

APPENDIX B

ARTICLE 7. STOCK APPRECIATION RIGHTS

7.1 Award Agreement for SARs. Awards of SARs shall be evidenced by an Award Agreement pursuant to Section 3.3.

7.2 General Requirements. The Committee may grant SARs separately or in tandem with any Option (for all or a portion of the applicable Option). The Committee shall determine which Employees, Consultants and Directors shall receive Awards of SARs and the amount of such Awards.

7.3 Base Amount. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to the price per share of the related Option or, if there is no related Option, the Fair Market Value of a share of Common Stock as of the date of grant of the SAR.

7.4 Tandem SARs. Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of grant of the Incentive Stock Option. In the case of tandem SARs, the number of SARs granted to an Employee, Consultant or Director that shall be exercisable during a specified period shall not exceed the number of shares of Common Stock that the Employee, Consultant or Director may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Common Stock covered by such Option shall terminate. Upon the exercise of the SARs, the related Option shall terminate to the extent of an equal number of shares of Common Stock.

7.5 SAR Exercisability.

7.5.1 The period during which SARs in whole or in part become exercisable shall be set by the Committee and shall be as provided for in the Award Agreement. At any time after the grant of a SAR, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions its selects, accelerate the period during which the SAR becomes exercisable.

7.5.2 In each Award Agreement, the Committee shall indicate whether the portion of the SAR, if any, that remains non-exercisable upon the Participant’s Termination of Employment with the Company is forfeited. In so specifying, the Committee may differentiate between the reason for the Participant’s Termination of Employment.

7.6 Value of SARs. When a Participant exercises a SAR, the Participant shall receive in settlement of such SAR an amount equal to the value of the stock appreciation for the number of SARs exercised payable in cash, Common Stock or a combination thereof. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Common Stock on the date of exercise of the SAR exceeds the base amount of the SAR.

7.7 Form of Payment. The Committee shall determine whether the appreciation in an SAR shall be paid in the form of cash, Common Stock or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Common Stock to be received, shares of Common Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Common Stock are received upon exercise of a SAR, cash shall be delivered in lieu of any fractional shares of Common Stock.

ARTICLE 8. PERFORMANCE UNITS

8.1 Award Agreement for Performance Units. Awards of Performance Units shall be evidenced by an Award Agreement pursuant to Section  3.3.

8.2 General Requirements. Each Performance Unit shall represent the right of the Participant to receive an amount based on the value of the Performance Unit, if performance goals established by the Committee are met. A Performance Unit shall be based on the Fair Market Value of a share of Common Stock or such other measurement base as the Committee deems appropriate. The Committee shall determine and set forth in the Award Agreement the number of Performance Units to be granted and the requirements applicable to such Performance Units. The Committee shall determine which Employees, Consultants and Directors shall receive Awards of Performance Units and the amount of such Awards.

8.3 Performance Period and Performance Goals. When Performance Units are granted, the Committee shall establish the performance period during which performance shall be measured (the “Performance Period”), performance goals applicable to the Performance Units (“Performance Goals”) and such other conditions of the Award as the Committee deems appropriate. Performance Goals may relate to the financial performance of the Company or its Subsidiaries, the performance of Common Stock, individual performance or such other criteria as the Committee deems appropriate.

8.4 Payment With Respect to Performance Units. At the end of each Performance Period, the Committee shall determine to what extent the Performance Goals and other conditions of the Performance Units are met, the value of the Performance Units (if applicable), and the amount, if any, to be paid with respect to the Performance Units. Payments with respect to Performance Units shall be made in cash, in Common Stock or in a combination of the two, as determined by the Committee.

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APPENDIX B

ARTICLE 9. OTHER STOCK-BASED AWARDS

9.1 Award Agreement for Other Stock-Based Awards. Other Stock-Based Awards shall be evidenced by an Award Agreement pursuant to Section 3.3.

9.2 General Requirements. Other Stock-Based Awards that may be granted under the Plan include Awards that are valued in whole or in part by reference to, or otherwise calculated by reference to or based on, shares of Common Stock, including without limitation: (i) convertible preferred stock, convertible debentures and other convertible, exchangeable or redeemable securities or equity interests, (ii) partnership interests in a Subsidiary or operating partnership, (iii) Awards valued by reference to book value, fair value or Subsidiary performance, and (iv) any class of profits interest or limited liability company interest created or issued pursuant to the terms of a partnership agreement, limited liability company operating agreement or otherwise by MPT OP or a Subsidiary that has elected to be treated as a partnership for federal income tax purposes and qualifies as a “profits interest” within the meaning of IRS Revenue Procedure 93-27 with respect to an Employee, a Consultant or a Director who is rendering services to or for the benefit of MPT OP or other Subsidiary, as applicable.

9.3 Calculation of Reserved Shares. For purposes of calculating the number of shares of Common Stock underlying an Other Stock-Based Award relative to the total number of shares of Common Stock reserved and available for issuance under Section 2.1 of the Plan, the Committee shall establish in good faith the maximum number of shares of Common Stock to which a Participant receiving such Award may be entitled upon fulfillment of all applicable conditions set forth in the relevant award documentation, including vesting conditions, partnership capital account allocations, value accretion factors, conversion ratios, exchange ratios and other similar criteria. If and when any such conditions are no longer capable of being met, in whole or in part, the number of shares of Common Stock underlying Other Stock-Based Awards shall be reduced accordingly by the Committee and the related shares of Common Stock shall be added back to the shares of Common Stock otherwise available for issuance under the Plan. Other Stock-Based Awards may be granted either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Employees, Consultants or Directors to whom, and the time or times at which, Other Stock-Based Awards shall be made; the number of Other Stock-Based Awards to be granted; the price, if any, to be paid by the Participant for the acquisition of such Other Stock-Based Awards; and the restrictions and conditions applicable to such Other Stock-Based Awards. Conditions may be based on continuing employment (or other service relationship), computation of financial metrics and/or achievement of pre-established performance goals and objectives, with related length of the service period for vesting, minimum or maximum performance thresholds, measurement procedures and length of the performance period to be established by the Committee at the time of grant in its sole discretion. The Committee may allow Other Stock-Based Awards to be held through a limited partnership, or similar “look-through” entity, and the Committee may require such limited partnership or similar entity to impose restrictions on its partners or other beneficial owners that are not inconsistent with the provisions of this Article 9. The provisions of the grant of Other Stock-Based Awards need not be the same with respect to each Participant.

9.4 Dividend Equivalents. The Award Agreement in respect of an Other Stock-Based Award, or a separate agreement if required by Section 409A of the Code, may provide that the Participant shall be entitled to receive, currently or on a deferred or contingent basis, dividends or dividend equivalents with respect to the number of shares of Common Stock underlying the Award or other distributions from MPT OP or other Subsidiary, as applicable, prior to vesting (whether based on a period of time or based on attainment of specified performance conditions), as determined at the time of grant by the Committee in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested.

9.5 Consideration. Other Stock-Based Awards granted under this Article 9 may be issued for no cash consideration.

ARTICLE 10. DEFERRALS

The Committee may permit a Participant to defer receipt of the payment of cash or the delivery of Common Stock that would otherwise be due to such Participant in connection with any Option or SAR, the lapse or waiver of restrictions applicable to Restricted Common Stock or Restricted Stock Units, the lapse of the deferral period applicable to Deferred Stock Units or the satisfaction of any requirements or objectives with respect to Performance Units. If any such deferral election is permitted, the Committee shall, in its sole discretion, establish rules and procedures for such deferrals, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Common Stock equivalents and restricting deferrals to comply with the requirements of Section 409A of the Code. The Company may, but is not obligated to, contribute the shares of Common Stock that would otherwise be issuable pursuant to an Award to a rabbi trust. Shares of Common Stock issued to a rabbi trust pursuant to this Article 10 may ultimately be issued to the Participant in accordance with the terms of the deferred compensation plan or the Award Agreement.

B-10 Proxy Statement and Notice of 2022 Annual Meeting

APPENDIX B

ARTICLE 11. ADMINISTRATION

11.1 Committee. The Plan shall be administered by the Compensation Committee of the Board. The Board may remove members, add members, and fill vacancies on the Committee from time to time, all in accordance with the Company’s Articles of Incorporation, bylaws, and with applicable law. The majority vote of the Committee, or for acts taken in writing without a meeting, by the unanimous written consent of the members of the Committee, shall be valid acts of the Committee. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board.

11.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of this Plan in accordance with its provisions. The Committee shall have the power to interpret this Plan and the agreements pursuant to which Options, Restricted Common Stock, Restricted Stock Units, Deferred Stock Units, SARs, Performance Units and Other Stock-Based Awards are granted or awarded, and to adopt such rules for the administration, interpretation, and application of this Plan as are consistent herewith and to interpret, amend or revoke any such rules. Any such Award under this Plan need not be the same with respect to each Participant. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code.

11.3 Compensation; Professional Assistance; Good Faith Actions. Unless otherwise determined by the Board, members of the Committee shall receive no compensation for their services pursuant to this Plan. All expenses and liabilities that members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or any Awards made hereunder, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

ARTICLE 12. MISCELLANEOUS PROVISIONS

12.1 Transferability.

12.1.1 No Option, Restricted Common Stock, Restricted Stock Unit, Deferred Stock Unit, SAR, Performance Unit, Other Stock-Based Award or any right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 12.1.1 shall prevent transfers by will, by the applicable laws of descent and distribution, pursuant to a qualified domestic relations order or as permitted in Section 12.1.2 below. The Committee shall not be required to accelerate the exercisabilty of an Award pursuant to a divorce or similar proceeding in the event Participant’s spouse is determined to have acquired a community property interest in all or any portion of an Award. Except as provided below, during the lifetime of the Participant, only he or she may exercise an Award (or any portion thereof) granted to him or her under the Plan. After the death of the Participant, any exercisable portion of an Award, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement or other agreement, may be exercised by his or her personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

12.1.2 Notwithstanding the foregoing, the Committee may provide in an Award Agreement, or amend an otherwise outstanding Award Agreement to provide, that a Participant may transfer Non-Qualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of a Non-Qualified Stock Option and the transferred Non-Qualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Non-Qualified Stock Option immediately before the transfer and shall be exercisable by the transferee according to the same terms as applied to the Participant.

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APPENDIX B

12.2 Amendment, Suspension or Termination of this Plan.

12.2.1 Except as otherwise provided in this Section 12.2, this Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided, however, no action of the Board or the Committee may be taken that would otherwise require stockholder approval as a matter of applicable law, regulation or rule, without the consent of the stockholders. Except as provided in Section 4.7, Section 12.3.1.5 or Section 12.3.2.5, in no event may the Board or the Committee reduce the exercise price of outstanding Options or SARs or effect repricing through cancellation and re-grants or cancellation of Options or SARs in exchange for cash or other Awards without prior stockholder approval. No amendment, suspension or termination of this Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore made to the Participant, unless such right has been reserved in the Plan or the Award Agreement. No Award may be made during any period of suspension or after termination of this Plan. In no event may any Award be made under this Plan after the tenth anniversary of the date of stockholder approval of the Plan, and no Incentive Stock Options may be granted after the tenth anniversary of the date of Board approval of the Plan.

12.2.2 Notwithstanding the foregoing, the Board or the Committee may take any action necessary to comply with a change in applicable law, irrespective of the status of any Award as vested or unvested, exercisable or unexercisable, at the time of such change in applicable law.

12.3 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

12.3.1 In the event that any stock dividend or extraordinary dividend (whether in the form of cash, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, or other similar event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee shall, in such manner as it may deem equitable, adjust the following:

12.3.1.1 the maximum number of shares of Common Stock available for Awards;

12.3.1.2 the maximum number of shares of Common Stock subject to the Plan;

12.3.1.3 the number and kind of Company stock with respect to which an Award may be made under the Plan;

12.3.1.4 the number and kind of Company stock subject to an outstanding Award; and

12.3.1.5 the exercise price or purchase price with respect to any Award.

12.3.2 In the event of any merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, the Committee in its discretion is hereby authorized to take any one or more of the following actions whenever the Committee determines, in its sole discretion, that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award or right under this Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

12.3.2.1 the Committee may provide, either by the terms of the Award Agreement or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, for (i) the purchase of any such Award for the payment of an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable, payable, fully vested or the restrictions lapsed, or (ii) the replacement of such Award with other rights or property selected by the Committee;

12.3.2.2 the Committee may provide in the terms of such Award Agreement or by action taken prior to the occurrence of such transaction or event that the Award cannot be exercised after such event;

12.3.2.3 the Committee may provide, by the terms of such Award or by action taken prior to the occurrence of such transaction or event, that for a specified period of time prior to such transaction or event, such Award shall be exercisable, notwithstanding anything to the contrary in Section 4.6 or the provisions of such Award;

12.3.2.4 the Committee may provide, by the terms of such Award or by action taken prior to the occurrence of such transaction or event, that upon such event, such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar Awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

B-12 Proxy Statement and Notice of 2022 Annual Meeting

APPENDIX B

12.3.2.5 the Committee may make appropriate adjustments in the number, type and kind of shares of Common Stock subject to outstanding Options, Restricted Common Stock, Restricted Stock Units, Deferred Stock Units, SARs, Performance Units and Other Stock-Based Awards and in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards, and rights and awards which may be granted in the future; and

12.3.2.6 the Committee may provide either by the terms of an Award of Restricted Common Stock, Restricted Stock Units or Other Stock-Based Awards or by action taken prior to the occurrence of such event that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement upon some or all shares of the Restricted Common Stock or the Restricted Stock Units or Other Stock-Based Awards may be terminated, and some or all shares of such Restricted Common Stock or some or all of such Restricted Stock Units or some or all Other Stock-Based Awards may cease to be subject to forfeiture under Section 6.5 or Section 9.3 or repurchase under Section 6.6 after such event.

12.3.3 Subject to Section 12.7, the Committee may, in its sole discretion, at the time of grant, include such further provisions and limitations in any Award Agreement or certificate, as it may deem appropriate and in the best interests of the Company; provided, however, that no such provisions or limitations shall be contrary to the terms of the Participant’s Employment Agreement or the terms of this Plan.

12.3.4 Notwithstanding the foregoing, no action pursuant to this Section 12.3 shall be taken that is specifically prohibited under applicable law, the rules and regulations of any governing governmental agency or national securities exchange, or the terms of the Participant’s Employment Agreement.

12.4 Continued Employment. Nothing in this Plan or in any Award Agreement hereunder shall confer upon any Participant any right to continue his or her employment, consulting or similar relationship with the Company or an Affiliate, whether as an Employee, Consultant, Director or otherwise, or shall interfere with or restrict in any way the rights of the Company or an Affiliate, which are hereby expressly reserved, to discharge or terminate the relationship with any Participant at any time for any reason whatsoever, subject to the terms of any Employment Agreement entered into by the Participant and the Company or Affiliate.

12.5 Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or lapse of any restriction of any Option, Restricted Common Stock, Restricted Stock Unit, Deferred Stock Unit, SAR, Performance Unit or Other Stock-Based Award. The Committee may, in its sole discretion and in satisfaction of the foregoing requirement, require such Participant to elect to have the Company withhold shares of Common Stock otherwise issuable under such Award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld; provided, however, that any shares of Common Stock withheld shall be no greater than an amount that does not exceed the Participant’s maximum applicable withholding tax rate for federal (including FICA), state and local tax liabilities or such lesser amount as is necessary to avoid liability accounting treatment. The Committee may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Common Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

12.6 Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards, the Committee shall have the right to provide, in the terms of such Award, or to require the recipient to agree by separate written instrument, that the Award shall terminate and any unexercised portion of such Award (whether or not vested) shall be forfeited, if (i) a Termination of Employment occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (ii) the recipient at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Committee or as specified in the Participant’s Employment Agreement, or (iii) the Company terminates the Employee’s employment with or without Cause.

12.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of this Plan, any Option, Restricted Common Stock, Restricted Stock Unit, Deferred Stock Unit, SAR, Performance Unit or Other Stock-Based Award granted or awarded to any individual who is then or thereafter becomes subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act). To the extent permitted by applicable law, Options granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

12.8 Restrictive Legend. All of the shares of Common Stock now outstanding or hereafter issued and/or owned shall be held and transferred subject to the terms of the restrictions herein contained and every certificate representing a share of Common Stock shall

Proxy Statement and Notice of 2022 Annual Meeting B-13

APPENDIX B

contain the following legend: “These shares are held subject to the terms of the Medical Properties Trust, Inc. Amended and Restated 2019 Equity Incentive Plan (the “Plan”) and such shares may only be transferred in accordance with the terms thereof. A copy of the Plan is available at the office of the Company.”

12.9 Effect of Plan Upon Option and Compensation Plans. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company. Nothing in this Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or compensation for Employees, Consultants or Directors, or (ii) to grant or assume options or other rights otherwise than under this Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.10 Compliance with Laws. This Plan, the granting and vesting of Awards under this Plan and the issuance and delivery of shares of Common Stock and the payment of money under this Plan or under Awards awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

12.11 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

12.12 Governing Law. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the laws of the State of Alabama, without regard to conflicts of laws thereof.

12.13 Clawback. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

12.14 No Excise Tax Gross Ups. The Company will not enter into any agreements or arrangements on or after the Effective Date that provide for a gross up for excise taxes imposed by Section 4999 of the Code.

* * * * * *

The Medical Properties Trust, Inc. Amended and Restated 2019 Equity Incentive Plan was adopted by the Board of Directors on April 28, 2022 and approved by the stockholders of the Company on May 26, 2022.

B-14 Proxy Statement and Notice of 2022 Annual Meeting

Medical Properties Trust

medicalpropertiestrust.com | NYSE:MPW

ANNUAL MEETING OF STOCKHOLDERS OF MEDICAL PROPERTIES TRUST, INC. May 26, 2022 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and 2021 Form 10-K are available at www.medicalpropertiestrust.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00033333333330330000 6 052622 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINESS AND “FOR” PROPOSALS 2, 3AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED’S INSTRUCTIONS SET FORTH HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” EACH OF PROPOSALS 2, 3 AND 4. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
FOR AGAINST ABSTAIN 1. To elect nine directors Edward K. Aldag, Jr. G. Steven Dawson R. Steven Hamner Caterina A. Mozingo Emily W. Murphy Elizabeth N. Pitman D. Paul Sparks, Jr. Michael G. Stewart C. Reynolds Thompson, III 2. To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2022. 3. To approve the compensation of the Company’s executive officers, on a non-binding basis. 4. To approve the Medical Properties Trust, Inc. Amended and Restated 2019 Equity Investment Plan. With respect to any other item of business that properly comes before the annual meeting and at any adjournments or postponements thereof, the proxy holders are authorized to vote the undersigned’s shares in their discretion. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your names appear on this Proxy. When shares are held jointly, each holder sould sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY MEDICAL PROPERTIES TRUST, INC. 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2022 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The 2022 Annual Meeting of Stockholders of Medical Properties Trust, Inc. (the “Annual Meeting”) will be held at The UAB Collat School of Business, 710 13th Street South, Brimingham, Alabama 35233, on May 26, 2022, beginning at 10:30 a.m. Central Time. You can access directions to the Annual Meeting at www.medicalpropertiestrust.com. The undersigned hereby acknowledges receipt of the combined Notice of 2022 Annual Meeting of Stockholders and Proxy Statement dated April 28, 2022, accompanying this proxy and to which reference is hereby made, for further information regarding the Annual Meeting and the matters to be considered and voted on by the stockholders at the Annual Meeting. The undersigned hereby appoints Edward K. Aldag, Jr. and R. Steven Hamner, and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned’s proxy, all the shares of common stock owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any adjournment thereof. The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated on the reverse side hereof. (Continued and to be signed on the reverse side) 1.1 14475